Exhibit 10.33

4360 Park Terrace Drive
WESTLAKE VILLAGE, CALIFORNIA 91361

LESSOR:

BPG ROCK WESTLAKE, LLC
a Delaware limited liability company
and

LESSEE:

ATARA BIOTHERAPEUTICS, INC.
a Delaware corporation

Dated:  January 7, 2015

4360 Park Terrace Drive
WESTLAKE VILLAGE, CALIFORNIA 91361

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Summary”) is hereby incorporated into and made a part of the attached Office Lease (“Office Lease”) (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the “Project” (as that term is defined in the Office Lease) located at 4330-4360 Park Terrace Drive, Westlake Village, CA 91361.  Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term.  In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail.  Any capitalized terms used in this Summary and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION
1.	Date:	January 7, 2015
2.	Lessor:	BPG Rock Westlake, LLC a Delaware limited liability company
3.	Address of Lessor:
	3.1Address for Notices:	c/o Barker Pacific Group, Inc. 626 Wilshire Boulevard Suite 900 Los Angeles, CA 90017 Attention: Michael D. Barker
	3.2Address for Payment of Rent	BPG Rock Westlake, LLC PO BOX 31001-2209 Pasadena, CA 91110-2209
4.	Lessee:	Atara Biotherapeutics, Inc. a Delaware corporation
5.	Address of Lessee:

701 Gateway Blvd.

Suite 200

South San Francisco, CA 94080

Attention:  Joshua Higa
(Prior to Commencement Date)

and

4360 Park Terrace Drive, Suite 100                     Westlake Village, CA 91361
Attention: Joshua Higa
(After Commencement Date)

i

6.	Building; Premises (Article 1):
	6.1Building(s):	107,372 rentable square feet of office space. 4330-4360 Park Terrace Drive Westlake Village, CA 91361
	6.2Premises:	4,843 rentable square feet of space located on the first (1st) floor of the 4360 building of the Project as set forth in Exhibit A attached hereto and commonly known as Suite 100.
7.	Term (Article 3):
7.1Lease Term:

Approximately thirty-nine (39) months from the Lease Commencement Date.  If the Lease Commencement Date is other than the first day of a calendar month then, solely for purposes of determining the length of the Lease Term (as opposed to the commencement of the Lease Term, which shall nevertheless commence on the Lease Commencement Date), the partial month commencing on the Lease Commencement Date and ending on the last day of said calendar month shall be disregarded in computing the length of the Lease Term and in determining the Lease Expiration Date.  Month 1 of the Lease Term shall be the first full calendar month following the Lease Commencement Date.  Notwithstanding anything to the contrary in the foregoing, Base Rent and any applicable Additional Rent shall be payable for said partial month (prorated as provided in the Lease) in the same amount as is due and payable hereunder for the first full calendar month of the Lease Term for which Base Rent is payable and any Rent Abatement Period shall commence with Month 2 of the Lease Term as determined in accordance with this Paragraph.

7.2Lease Commencement Date:

January 1, 2015 or the date that the space is delivered to Lessee as substantially completed, whichever date is later; provided, however, in all events the Lease Commencement Date shall be any earlier date that Lessee occupies the Premises for the purposes of doing business. Notwithstanding the foregoing, if the Lease Commencement Date does not occur by February 1, 2015, Lessee will receive two (2) days of additional free rent for every day the space is delayed in delivery.  In addition, if the Lease Commencement Date does not occur by March 1, 2015, Lessee shall have the right, but not the obligation, to terminate this Lease and, thereafter, shall owe no amounts to Lessor and shall have no further obligations to Lessor hereunder.

	7.3Lease Expiration Date:	The last day of the thirty-ninth (39th) full calendar month of the Lease Term.
8.	Base Rent (Article 4):

Lease Years:	Monthly Rental Rate per Rentable Square Foot:	Monthly Installment of Base Rent:	Annual Base Rent:
Month 1	$2.00 RSF	$9,686.00	$116,232.00
Subject to Article 4.1 of the Office Lease, Month 2 through Month 4 (the “Rent Abatement Period”)	$0	$0	N/A
Months 5-12	$2.00 RSF	$9,686.00	$116,232.00
Year 2	$2.06 RSF	$9,976.58	$119,718.96
Year 3	$2.12 RSF	$10,267.16	$123,205.92
Months 37-39	$2.18 RSF	$10,557.74	$126,692.88

		As used in this Lease, “Lease Year” shall mean each consecutive twelve (12) month calendar period during the Lease Term, with the first Lease Year commencing as provided in Item 7.1 of this Summary.
9.	Additional Rent (Article 4)
	9.1Base Year:	Calendar year 2015.
	9.2Lessee’s Percentage Share of Basic Costs:	4.510%
10.	Security Deposit (Article 4):	$30,801.48
11.	Parking (Article 20)	Fifteen (15) unreserved parking spaces.
12.	Brokers (Article 21.13):	Lessor Agent: CBRE Tom Dwyer 771 East Daily Drive, Suite 300 Camarillo, CA 93010 Lessee Agent: CBRE Michael Slater 771 East Daily Drive, Suite 300 Camarillo, CA 93010

13. 14.	Permitted Use (Article 3.2): Moving Allowance:

First Class Office Use

Lessor agrees to pay Lessee a one-time moving allowance in the amount of four thousand and eight hundred and forty-three dollars ($4,843.00), payable to Lessee within thirty (30) days of the Lease Commencement Date.

4360 PARK TERRACE DRIVE

WESTLAKE VILLAGE, CALIFORNIA 91361

OFFICE LEASE

Page

ARTICLE 1 PROJECT, BUILDING AND PREMISES	1
1.1	Project, Building and Premises.1
1.2	Condition of the Premises.1
1.3	Common Areas.1
1.4	Lessor’s Reserved Rights in Premises and Common Areas.2
1.5	Rentable Area.2
1.6	Lessee’s Percentage Share.2
ARTICLE 2 PLANS AND CONSTRUCTION	3
2.1	Lessee Improvements.3
2.2	Early Access.3
ARTICLE 3 TERM; USE; COMPLIANCE WITH LAWS	3
3.1	Commencement of Term.3
3.2	General Use.3
3.3	Rules and Regulations.4
3.4	Hazardous Substances.4
ARTICLE 4 RENT	5
4.1	Rent.5
4.2	Rent Adjustment.6
4.3	Definitions.6
4.4	Basic Costs.6
4.5	Monthly Rent Payments.9
4.6	Additional Rent Payments.10
4.7	Payment of Rent.10
4.8	Late Payment and Interest.10
4.9	Security Deposit.10
ARTICLE 5 SERVICES AND UTILITIES	11
5.1	Basic Services.11
5.2	Over Standard Use.12
5.3	Interruption of Use.12
5.4	Additional Services.12
5.5	Keys and Locks.12
ARTICLE 6 REPAIRS	13
6.1	Lessor Obligations.13
6.2	Lessee Obligations.13
6.3	Compliance with Laws.13
6.4	Waiver of Statutory Provisions.13
ARTICLE 7 ADDITIONS AND ALTERATIONS	14
7.1	Lessor’s Consent to Alterations.14
7.2	Manner of Construction.14
7.3	Payment for Improvements.14
7.4	Lessee’s Property and Fixtures.15

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(continued)

Page

7.5	Telecommunications Wiring and Installations.15
ARTICLE 8 COVENANT AGAINST LIENS	16
ARTICLE 9 INSURANCE	16
9.1	Lessor Coverage: All Risk.16
9.2	Lessee Coverage.16
9.3	General Insurance Requirements.17
9.4	Indemnification and Release.18
ARTICLE 10 DAMAGE AND DESTRUCTION	19
10.1	Repair of Damage to Premises by Lessor.19
10.2	Lessor’s Option to Repair.19
10.3	Waiver of Statutory Provisions.20
ARTICLE 11 NON-WAIVER	20
ARTICLE 12 EMINENT DOMAIN	20
12.1	Condemnation and Loss or Damage.20
12.2	Temporary Taking.20
12.3	Total Taking.21
ARTICLE 13 ASSIGNMENT AND SUBLETTING	21
13.1	Transfers.21
13.2	Lessor’s Consent.21
13.3	Lessor’s Option as to Subject Space.22
13.4	Transfer Premium.23
13.5	Effect of Transfer.23
13.6	Additional Transfers.23
13.7	Intentionally Omitted.
13.8	Reasonableness of Restrictions.24
ARTICLE 14 SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	24
14.1	Surrender of Premises.24
14.2	Removal of Lessee Property by Lessee.24
ARTICLE 15 HOLDING OVER	24
ARTICLE 16 ESTOPPEL, ATTORNMENT AND SUBORDINATION	25
16.1	Estoppel Certificate.25
16.2	Financial Statement.25
16.3	Subordination.25
ARTICLE 17 DEFAULTS; REMEDIES	26
17.1	Events of Default by Lessee.26
17.2	Lessor’s Remedies.27
ARTICLE 18 LESSOR’S RIGHT TO CURE DEFAULT; PAYMENTS BY LESSEE	28
18.1	Lessor’s Cure.28
18.2	Lessee’s Reimbursement.28
ARTICLE 19 GRAPHICS	29
19.1	General.29
19.2	Building Directory.29
19.3	Prohibited Signage and Other Items.29

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(continued)

Page

ARTICLE 20 PARKING RIGHTS	29
20.1	General Use of Parking Facility.29
20.2	No Policing of Parking Facility by Lessor.29
ARTICLE 21 MISCELLANEOUS PROVISIONS	30
21.1	Terms.30
21.2	Binding Effect.30
21.3	Authorization.30
21.4	Accord and Satisfaction.30
21.5	Peaceful Enjoyment.30
21.6	Limitation of Lessor’s Liability.30
21.7	Time, Calendar Year; Calendar Days.31
21.8	Severability.31
21.9	Jury Trial: Attorney’s Fees.31
21.10	Applicable Law.31
21.11	Submission of Lease.31
21.12	No Nuisance.31
21.13	Broker.31
21.14	Modification for Lender.32
21.15	Entry.32
21.16	Recording.32
21.17	No Merger.32
21.18	Amendment.32
21.19	Financing.32
21.20	No Warranty.33
21.21	Right to Lease.33
21.22	Entire Agreement.33
21.23	Force Majeure.33
21.24	Waiver of Redemption.33
21.25	Joint and Several.33
21.26	Notices.33
21.27	Independent Covenants.34
21.28	Project Name and Signage.34
21.29	No Discrimination.34
21.30	Confidentiality.34

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EXHIBITS

A.OUTLINE OF FLOOR PLAN OF PREMISES AND FIRST OFFER SPACE

B.PROJECT LEGAL DESCRIPTION

C.WORK LETTER

D.LESSEE’S PLANS

E.NOTICE OF LEASE TERM DATES

F.RULES, REGULATIONS AND DOG POLICY

G.FORM OF LESSEE ESTOPPEL CERTIFICATE

H.EXTENSION OPTION

I.RIGHT TO EXPAND

J.FORM OF GUARANTY

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DEFINED TERMS	LOCATION OF DEFINITION
IN OFFICE LEASE

Additional Rent	Article 4.6
Alterations	Article 7.1
Base Rent	Item 8 - Summary
Base Year	Article 4.3(a)
Basic Costs	Article 4.4
Basic Services	Article 5.1
Brokers	Item 12 - Summary
Building	Article 1.1
Building Common Area	Article 1.3(a)
Calendar Year	Article 4.3(b)
Claims	Article 9.4(a)
Common Areas	Article 1.3
Event of Default	Article 17.1
Expense Rent	Article 4.1(b)
Force Majeure	Article 21.23
Future Mortgage	Article 16.2
Hazardous Substance	Article 3.4(c)
Holidays	Article 5.1(a)
HVAC	Article 5.1(a)
Interest Rate	Article 4.8
Lease Commencement Date	Item 7.2 - Summary
Lease Expiration Date	Item 7.3 - Summary
Lease Term	Item 7.1 - Summary
Lessee	Item 4 - Summary
Lessee Improvements	Article 2.1
Lessee’s Percentage Share	Article 1.6
Lessor	Item 2 - Summary
Lessor Protected Parties	Article 9.4(a)
Letter of Credit	Article 4.9(b)
Notices	Article 21.26
Premises	Article 1.1
Project	Article 1.1
Rent	Article 4.1
Rentable Area	Article 1.5
Rules, Regulations, and Dog Policy	Article 3.3
Security Deposit	Article 4.9
Subject Space	Article 13.1(b)
Transfers	Article 13.1
Transfer Notice	Article 13.1
Transfer Premium	Article 13.4
Transferee	Article 13.1
Work Letter	Article 2.1

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4360 PARK TERRACE DRIVE

WESTLAKE VILLAGE, CALIFORNIA 91361

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (this Office Lease and Summary to be known, collectively, as the “Lease”), dated as of the Effective Date set forth in Item 1 of the Summary, is made by and between the parties identified in the Summary as Lessor and as Lessee.

ARTICLE 1

PROJECT, BUILDING AND PREMISES

1.1	Project, Building and Premises.

Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the premises set forth in Item 6 of the Summary (the “Premises”), which Premises are located in the Project (as defined in this Article 1.1).  The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto and made a part hereof.  The Premises are a part of the office building located at 4330-4360 Park Terrace Drive, Westlake Village, CA 91361 (the “Building”).  The land on which the office building is located is more particularly described in Exhibit B attached hereto and made a part hereof.  The Building, land and other improvements surrounding the Building which are designated from time to time by Lessor as common areas appurtenant to or servicing the Building and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Project.”

1.2	Condition of the Premises.

Except as expressly set forth in this Lease and in the Work Letter attached hereto as Exhibit C, Lessor shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Lessee shall accept the Premises in its “AS IS, WHERE IS” condition on the Lease Commencement Date.  Notwithstanding anything to the contrary in the foregoing, Lessor shall deliver possession of the Premises to Lessee with all Building systems serving and located therein (including standard ceiling lighting and electrical outlets) in good operating condition and working order. Subject to the foregoing, Lessor makes no representation or warranty, express or implied, with respect to the condition of the Premises, the Building or the Project, the suitability of the Premises, the Building or the Project for Lessee’s particular use, or any other conditions that may affect Lessee’s use and enjoyment of the Premises, the Building or the Project.  Without limiting the foregoing, neither the Premises nor the Common Areas have undergone inspection by a Certified Access Specialist (CASp) within the meaning of California Civil Code Section 1938, and Lessor is not providing any representations or warranties regarding whether the Premises or the Common Areas (or any portions thereof) meets all applicable construction-related accessibility standards.  No construction conducted on, and/or development of, any adjoining property, whether or not performed or developed under the direction of Lessor or other persons, including any attendant noise and dust associated with such activity, shall affect the obligations of Lessee under this Lease or constitute a constructive eviction or a breach of the covenant of quiet enjoyment.  No rights to any view or to light or air over any other portion of the Project or any other property, whether belonging to Lessor or any other person, are granted to Lessee by this Lease or are deemed an appurtenance to Lessee’s use and/or occupancy of the Premises.  Lessor reserves from the leasehold estate hereunder, in addition to all other rights reserved by Lessor under this Lease:  (i) all exterior walls and windows bounding the Premises and rights to the use of the roof of the Building, and (ii) all space above the ceiling tiles (and commonly referred to as the “plenum”).

1.3	Common Areas.

Appurtenant to the occupancy of the Premises and subject to the Project Rules (as that term is defined in Article 3.3), Lessee is hereby granted the right to the nonexclusive use of the following common areas (“Common

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Areas”).

(a)Building Common Area.  The common stairways, corridors and access-ways, vending and mail areas, lobbies and foyers, entrances, stairs, elevators, and common area restrooms (including, but not limited to any common showers and lockers made available to tenants) of the Building.

(b)Land Common Area.  The common walkways and sidewalks necessary for access to the Project, together with any courtyards and landscaped areas.

(c)Parking.  The right to use the parking facility of the Building (the “Parking Facility”) subject to and in accordance with the terms of Article 20.

1.4	Lessor’s Reserved Rights in Premises and Common Areas.

Lessor reserves the right from time to time to undertake the following in a manner that does not materially alter the quality and character of the Premises:

(a)Project Changes.  To install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment in the Premises which are so located or located elsewhere outside the Premises, to  make alterations or additions to or to change the location of elements of the Project and the common areas thereof, including, without limitation, the location and size of any and all hallways, corridors, lobby areas and other common areas of the Building, the manner of ingress and egress to and from the Project and/or the Building, and the location, size, shape and number of the Project’s driveways, entrances, parking facilities, walkways and other common areas of the Project.

(b)Boundary Changes.  To change the lines of the parcel of land on which the Project stands and make other reasonable changes and grant others rights thereto, including without limitation the granting of easements, rights of way and rights of ingress and egress and similar rights for utilities, and/or for other public or private uses consistent with the purposes of the Project.

1.5	Rentable Area.

The parties hereby stipulate that the Premises and the Building contain the rentable square feet set forth in Items 6.1 and 6.2 of the Summary and, except as hereinafter provided, such square footage amount is not subject to adjustment or remeasurement under this Lease notwithstanding any subsequent remeasurement by Lessee for whatever reason; Base Rent has been determined for separate consideration independent of actual rentable square footage.  The rentable square footage of the Premises has been determined in accordance with BOMA’s Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1-1996), as modified by Lessor for uniform use in the Building (the “BOMA Modified Standard”).  The parties acknowledge that the general expressions “rentable square feet” and “Rentable Area”, as used in this Lease, refer to the determination of rentable square footage in accordance with the BOMA Modified Standard.  Lessor may remeasure the Building based on changes in the BOMA Modified Standard, or any additions or deletions from the rentable area of the Building using the BOMA Modified Standard, which remeasurement may result in an adjustment to Lessee’s Percentage Share; provided, however no such adjustment shall operate to increase Base Rent.  Subject to the foregoing, the square footage figures contained in this Lease shall be final and binding on the parties.

1.6	Lessee’s Percentage Share.

The term “Lessee’s Percentage Share” shall mean the percentage figure specified in the Summary which represents the ratio that the Rentable Area of the Premises bears to one hundred percent (100%) of the Rentable Area of the Buildings.  In the event Lessee’s Percentage Share is changed during a Calendar Year by reason of a change in the Rentable Area of the Premises or a change in the total Rentable Area of the Building or leased portion thereof, Lessee’s Percentage Share shall be re-calculated pursuant to the aforementioned formula and shall be determined on the basis of the number of days during such Calendar Year at each such percentage.

(i)Right of First Offer.

Lessee shall have the right to expand the Premises according to the terms of the Right of First Offer set forth in Exhibit I, which is attached to and incorporated in this Lease.

ARTICLE 2

PLANS AND CONSTRUCTION

2.1	Lessee Improvements.

The design and construction of, and payment for, the “Lessee Improvements” (set forth in Exhibit C) to be constructed prior to the Lease Commencement Date shall be governed by the provisions of the work letter attached hereto as Exhibit C (the "Work Letter").  Lessor shall deliver the Premises to Lessee on the Lease Commencement Date with the Lessee Improvements Substantially Complete (as that term is defined in the Work Letter).

2.2	Early Access.

Provided such entry does not interfere with Lessor’s performance of the Lessee Improvements, Lessee is granted the right of early access to the Premises for a period of not less than fourteen (14) days prior to the anticipated Lease Commencement Date (the “Early Occupancy Date”); provided, however, any such early access shall be subject to Lessee’s delivery of evidence of insurance satisfying the requirements of this Lease and such access shall be for the sole purpose of enabling Lessee and its agents, employees and contractors to install in the Premises Lessee’s Property necessary for Lessee’s occupancy of the Premises (subject to the terms of this Lease), and to complete the physical relocation of Lessee’s files, books, records, papers and miscellaneous furnishings to the Premises.  All of the terms of this Lease shall be binding on and apply to Lessee during such early occupancy period, except that Lessee’s obligation to pay Base Rent shall only commence on the Lease Commencement Date.

ARTICLE 3

TERM; USE; COMPLIANCE WITH LAWS

3.1	Commencement of Term.

Subject to and upon the terms and conditions set forth herein, the term of this Lease shall be for a period specified in the Summary as “Lease Term,” commencing upon the Lease Commencement Date.  In the event of the inability of Lessor to deliver possession of the Premises at the time for the commencement of the Lease Term for any reason whatsoever, neither Lessor nor its agents shall be liable for any damage caused thereby, nor shall this Lease thereby become void or voidable unless and until the Lease Commencement Date has not occurred prior to March 1, 2015 (in which case Lessee may terminate this Lease as set forth in Section 7.2 of the Summary), nor shall the Lease Term be in any way extended, but in such event Lessee shall not be liable for any Rent until such time as Lessor actually delivers possession of the Premises in the condition required by this Lease

Promptly following the Lease Commencement Date, Lessor and Lessee shall execute a Notice of Lease Term Dates, substantially in the form of Exhibit E attached hereto and made a part hereof setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date.

Provided Lessee is not in default under this Lease (after any applicable notice and lapse of applicable cure periods) Lessee shall have the right to extend the Lease Term by exercise of the Extension Option as set forth in Exhibit H attached to this Lease and made a part hereof.

3.2	General Use.

Lessee shall only use the Premises for the Permitted Use provided in Item 13 of the Summary and for no other use.  At Lessee’s sole cost and expense, Lessee shall comply with and faithfully observe all of the requirements of municipal, county, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force (“Laws”), pertaining to Lessee’s use and occupancy of the Premises, and shall secure any necessary permits pertaining to Lessee’s specific use of the Premises.  In Lessee’s use and occupancy of the Premises, Lessee shall not subject the Premises to any use that would cause any cancellation of any insurance policy of Lessor covering the Project or any portion thereof and Lessee shall, at its sole cost and expense, comply with any and all reasonable requirements of Lessor’s insurers.  Lessee shall not do or permit anything to be done in or about the Premises which shall in any way obstruct or interfere with the rights of other tenants of the Project, nor shall Lessee or Lessee’s agents cause, maintain or permit any nuisance in, on or about the Premises or commit or suffer to be committed any waste in, on or about the Premises.  The Building is a “no smoking” building and Lessee shall not permit any persons under the control of Lessee to smoke in the Building.  Except for normal office equipment and furnishings, Lessee shall not bring into the Building, or keep or arrange in the Premises any furniture, equipment, materials or other objects which individually or collectively overload the Premises or the Building or that would cause noise and/or vibration that may be transmitted to the structure of the Building or to any other tenants in the Building.  Lessor reserves the right to prescribe the weight and position of all safes, fixtures and heavy installations that Lessee desires to place in the Premises so as to distribute properly the weight, or to require plans prepared by a qualified structural engineer for such heavy objects at Lessee’s sole cost and expense.  Notwithstanding the foregoing, Lessor shall have no liability for damage caused by the installation of such safes and heavy equipment.

3.3	Rules and Regulations.

Lessee shall faithfully observe and comply with such rules and regulations adopted from time to time by Lessor and provided in writing to Lessee for the safety, care and general conduct of business at the Project ("Rules and Regulations"), including rules implementing environmental sustainable practices in Building operations and management and energy efficiency and waste management.  The current Rules and Regulations for the Project are attached to this Lease as Exhibit F and made a part hereof (collectively, the “Project Rules”).  Lessor reserves the right from time to time in its sole discretion upon written notice to Lessee to make all reasonable additions and modifications to the Project Rules.  Any additions and modifications to the Project Rules shall be binding on Lessee only when written notice thereof is delivered to Lessee.  Lessor shall not be liable to Lessee for violation of any such Project Rules, or for the breach of any covenant or condition in any lease by any other tenant in the Building; however, Lessor shall make a reasonable effort to encourage compliance therewith by all Building tenants in a non-discriminatory manner.  In the event of any conflict between this Lease and the Project Rules, the terms of this Lease shall govern.  A waiver by Lessor of any rule or regulation for any other tenant shall not constitute nor be deemed a waiver of the rule or regulation for Lessee.

3.4	Hazardous Substances.

(a)Restricted Use of Hazardous Substances.  Except for general office supplies typically used in an office area in the ordinary course of business, such as copier toner, liquid paper, glue, ink, and cleaning solvents, for use in the manner for which they were designed, in such amounts as may be normal for the office business operations conducted by Lessee in the Premises, neither Lessee nor its agents, employees, contractors, licensees, sublessees, assignees, concessionaires or invitees shall use, handle, store or dispose of any Hazardous Substances in, on, under or about the Premises or the Project.  Furthermore, Lessee shall immediately notify Lessor of any inquiry, test, investigation or enforcement proceeding naming or against Lessee or the Premises that concerns the use, generation, storage, release or disposition of any Hazardous Substance.

(b)Indemnification and Reimbursement of Release Related Costs and Expenses.  If any Hazardous Substances are used, stored, generated, or disposed of on or in the Premises including those customarily used in connection with general office uses, or if the Premises become affected by any release or discharge of a Hazardous Substance, Lessee shall indemnify, defend and hold harmless Lessor from and against any and all Claims (including, without limitation, a decrease in value of the Premises, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys’ fees, consultant, and expert fees) arising during or after the Lease Term as a result of such use, storage, disposal, generation, release or discharge.  This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any clean-up, remediation, removal, or restoration mandated by federal, state or local agency or political subdivision.  Without limitation of the foregoing, if Lessee causes or permits the use, storage, generation, or disposal of any Hazardous Substances in or about the Premises and the same results in any release or discharge of Hazardous Substances, Lessee shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the use, storage, generation, or disposal of any such Hazardous Substances.  Lessee shall first obtain Lessor’s approval for any such remedial action.  Lessee acknowledges that Lessor, at Lessor’s election, shall have the sole right, at Lessee’s expense, to negotiate, defend, approve and appeal any action taken or order issued by any governmental authority with regard to any Hazardous Substance release or discharge for which Lessee is obligated hereunder.

(c)Definition of Hazardous Substance.  As used herein, “Hazardous Substance” means asbestos, any petroleum fuel, radioactive material, polychorobiphenyls, biological pathogens, and any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States government, including, but not limited to, any material or substance defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material” or “toxic pollutant” under the California Health and Safety Code, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601, et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.

ARTICLE 4

RENT

4.1	Rent.

Lessee shall pay the following sums as Rent:.

(a)Base Rent.

(i)The amounts specified in Item 8 of the Summary as the Base Rent for the applicable portions of the Lease Term indicated, commencing on the Lease Commencement Date.

(ii)Subject to the terms of this Article 4.1(a)(ii), Lessor grants to Lessee an abatement in Base Rent for the period identified in the Summary (the “Base Rent Abatement").  The Base Rent Abatement is being granted to Lessee in consideration of the timely and faithful performance by Lessee of all the terms and conditions of the Lease throughout the entire Lease Term.  If an Event of Default is declared under this Lease, (A) all portions of the Base Rent Abatement credited to Lessee prior to the occurrence of the Event of Default shall become due and payable to Lessor upon demand; and (B) from and after the occurrence of such Event of Default, Base Rent shall be payable by Lessee as if no Base Rent Abatement had been contemplated in this Lease.  No such recapture by Lessor of the Base Rent Abatement shall constitute a waiver of any Event of default of Lessee or any election of remedies by Lessor.

(b)Expense Rent.  In addition to the Base Rent owed pursuant to Item 8 of the Summary, for each Calendar Year following the Base Year, Lessee shall pay an amount (“Expense Rent”) equal to Lessee’s Percentage Share of Basic Costs of the Project in excess of Lessee’s Percentage Share of Basic Costs of the Project for the Base Year. Notwithstanding any contrary provision hereof, Controllable Basic Costs (defined below) shall not increase after the Base Year by more than five percent (5%) per calendar year, as determined an a compounding and cumulative basis.  By way of example and not of limitation, if Controllable Basic Costs for the Base Year are $10.00 per rentable square foot, then Controllable Basic Costs for the first Calendar Year after the Base Year shall not exceed $10.50 per rentable square foot; Controllable Basic Costs for the second Calendar Year after the Base Year shall not exceed $11.025 per rentable square foot; and so on.  As used herein, “Controllable Basic Costs” means all Basic Costs other than (i) cost of utilities, (ii) insurance premiums and deductibles, (iii) capital expenditures, (iv) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes and shortages, (v) the cost of any repair or replacement that Landlord reasonably expects with not recur on an annual or more frequent basis, (vi) costs of materials, supplies and removal of debris, (vii) costs of real property taxes, (viii) costs of union labor (including labor that is unionized after the date hereof), (ix) janitorial service, and (x) costs incurred to comply with Law.  For purposes of determining Controllable Basic Costs, any management fee shall be calculated without regard to any free rent, abated rent, or the like.

(c)Additional Rent.  All such other sums of money as shall become due and payable by Lessee to Lessor under this Lease (“Additional Rent”).

All of the foregoing are deemed to be obligations in the nature of rent whether or not such obligations are expressly so designated, and are collectively referred to herein as “Rent.”

4.2	Rent Adjustment.

(a)Base Rent Adjustment.  The only Base Rent increases during the Term shall be the annual increases in Base Rent set forth in Item 8 of the Summary.

(b)Expense Rent Adjustment.  Commencing with the Calendar Year following the Base Year and continuing each year thereafter, Lessee’s payment of Expense Rent shall be estimated and adjusted in accordance with the following procedures and the provisions of Article 4.5.

(i)Prior to the commencement of each Calendar Year following the Base Year, or as soon thereafter as practicable, Lessor shall give Lessee written notice of its estimate of Expense Rent for the ensuing Calendar Year; provided that if such notice is not given at least twenty (20) days prior to the commencement of the Calendar Year, Lessee shall continue to pay on the basis of the then applicable Expense Rent until the month after such notice is given, at which time Lessee shall pay Expense Rent based on the amount set forth in such notice plus, if the new Expense Rent is greater than the previous Expense Rent, the difference accrued from January 1 of such Calendar Year.  If the new Expense Rent is less than the previous Expense Rent, the difference accrued from January 1 of such Calendar Year shall be credited against Expense Rent next coming due under this Lease.  On or before the first day of each calendar month during each Calendar Year, Lessee shall pay to Lessor one-twelfth (1/12th) of such estimated Expense Rent amounts; provided, however, that, not more often than quarterly, Lessor may, by written notice to Lessee, revise its estimate for such Calendar Year.

(ii)Within ninety (90) days after the close of each Calendar Year or as soon thereafter as possible, Lessor shall deliver to Lessee a statement setting forth the actual amount of Expense Rent for that Calendar Year (the “Reconciliation Statement”).  If the Expense Rent estimates paid by Lessee for such Calendar Year are less than the actual Expense Rent for such Calendar Year, Lessee shall pay the difference to Lessor within thirty (30) days of the delivery of the Reconciliation Statement.  If the Expense Rent estimates paid by Lessee for such Calendar Year are greater than the actual Expense Rent for such Calendar Year, provided there shall be no Event of Default by Lessee beyond any applicable notice or cure period, Lessor shall credit such difference against Expense Rent next coming due under this Lease, or if the Lease is terminated, Lessor shall refund the difference to Lessee within thirty (30) days of the delivery of the Reconciliation Statement.  Each Reconciliation Statement furnished by Lessor to Lessee shall be conclusive and binding upon Lessee unless, within ninety (90) days after receipt thereof, Lessee gives written notice to Lessor that Lessee disputes the correctness of such Reconciliation Statement, specifying the particular respects in which such Reconciliation Statement is claimed to be incorrect.  Such notice shall be deemed ineffective unless Lessee has timely paid, and pending the determination of any such dispute continues to timely pay all Expense Rent in accordance with the terms of the disputed Reconciliation Statement, which payments shall be without prejudice to Lessee’s position.

Nothing contained in this Article 4.2 shall be construed at any time so as to reduce the monthly installments of Base Rent payable by Lessee below the amount set forth in Article 4.1 of this Lease.

4.3	Definitions.

As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

(a)“Base Year” shall mean the Calendar Year set forth in Item 9.1 of the Summary.

(b)“Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.4Basic Costs.

(a)Basic Costs.  The term “Basic Costs” shall consist of all expenses, costs and disbursements of every kind and nature which Lessor shall pay or become obligated to pay each Calendar Year because of or in connection with the ownership, management, operation, maintenance and repair of the Project, the Building and/or the Premises, including without limitation the following:

(i)Expenses relating to the ownership, management, maintenance, repair, replacement and/or operation of the Common Areas, including, without limitation, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, rail spurs, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gates, exterior signs, and/or tenant directories.

(ii)Premiums and all applicable deductibles for the insurance policies maintained by Lessor under Article 9.1.

(iii)The costs of capital improvements undertaken in (or capital assets acquired for) the Project or any portion thereof during or after the Base Year, to the extent such capital items (A) are reasonably anticipated by Lessor to effect economies in the operation or maintenance of the Project, or any portion thereof; (B) are undertaken for the purpose of enhancing energy conservation, environmentally sustainable practices and/or the general security, health, safety and welfare of occupants of the Project; or (C) are required under any Law going into effect on or after the Lease Commencement Date (individually and collectively, a “Permitted Capital Expense”).  Basic Costs each Calendar Year shall include the amortized portion of the cost of each Permitted Capital Improvement over its useful life (as reasonably estimated by Lessor) at interest at the Interest Rate; provided, however, in no event shall such interest rate exceed the maximum interest rate permitted by applicable Law.  For the avoidance of doubt, capital improvements that do not constitute Permitted Capital Expenses under this subsection (iii) shall not be included in the calculation of Basic Costs.

(iv)Maintenance of the Building, including, but not limited to, painting, caulking, and repair and replacement of Building components, including, but not limited to, roof membrane, elevators, windows, and fire detection and sprinkler systems.

(v)Wages, salaries, taxes, insurance and related expenses and benefits of all on-site and off-site employees directly engaged in the operation, maintenance, security or access control of the Project.

(vi)All supplies, tools, equipment and materials used in the operation and maintenance of the Project, including any lease payments therefore, and replacements thereof.

(vii)Utility Expenses for the Project or any portion thereof, including the cost of water, power, sewer, heating, lighting, air conditioning and ventilation for the Project or any portion thereof.

(viii)Janitorial, building engineering, landscaping, security, and other vendor services for the Project and the equipment therein, including without limitation alarm service, window cleaning and elevator maintenance.

(ix)Amounts payable by Lessor under any easement, license, operating agreement, declaration, restrictive covenant or instrument encumbering the Land and pertaining to the sharing of costs by the Project; provided, however, to the extent Lessee has paid its share of such costs under items (i) through (viii) of this Article 4.4, Lessee shall not also pay for such costs under this item (ix) (i.e., no “double dip”).

(x)All Real Property Taxes.

(xi)Lessor’s central accounting costs and audit fees attributable to the Project, together with legal and other consulting fees.

(xii)Building office rent or rental value of office space reasonably necessary for the proper management and operation of the Project.

(xiii)A management cost recovery equal to three percent (3%) of Project Rent collections.

(b)Exclusions from Basic Costs.  Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Basic Costs” shall not include the following:

(i)  costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for other tenants within the Building;

(ii)leasing commissions, advertising expenses, legal fees and other costs incurred in connection with the original leasing of the Project or future re-leasing of any portion of the Project;

(iii)depreciation of the Building or any other improvements situated within the Project (except as permitted above with respect to Permitted Capital Expenses);

(iv)any items for which Lessor is actually and directly reimbursed by any other tenant of the Project;

(v)costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Lessor for such purposes;

(vi)other than any interest charges as expressly provided for in this Lease, any interest or payments on any financing or mortgage debt for any portion of the Project, interest and penalties incurred as a result of Lessor’s late payment of any invoice, and any bad debt loss, rent loss or reserves for same;

(vii)any payments under a ground lease or master lease;

(viii)overhead and profit paid to subsidiaries or affiliates of Lessor for management or other services on or to the Project or for supplies or other materials, to the extent the amounts incurred are in excess of those which would have been incurred if such supplies, or services were obtained from unrelated third parties;

(ix)costs associated with the operation of the corporation or other entity which constitutes the Lessor, as distinguished from costs of operation of the Project;

(x)any cost related to any Hazardous Substance not caused to be present by Lessee or any Lessee Party;

(xi)costs arising from the replacement of the roof, foundation, or structural elements of the improvements comprising the Building;

(xii)the cost of services provided to tenants materially in excess of services customarily provided to Lessee, whether or not Lessor is entitled to reimbursement therefore, or expenses attributable solely to retail tenants; and

(xiii)Lessor’s legal costs and expenses in connection with any lease dispute, litigation with any tenant, or the defense of Lessor’s title to or interest in the Building.

(c)Gross Up.  Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not at least ninety-five percent (95%) occupied during any Calendar Year of the Lease Term, an adjustment shall be made in computing the Basic Costs for such year so that the Basic Costs shall be computed for such year as though the Building had been ninety-five percent (95%) occupied during such entire Calendar Year.  Lessor’s determination of any adjustments hereunder shall be made in good faith, based on its business judgment and supported by reasonable documentation of such Basic Costs.

(d)Real Property Taxes.

(i)As used herein, the term “Real Property Taxes” shall mean any and all real property taxes, assessments and impositions levied against the Project and the various estates therein, all personal property taxes levied on personal property of Lessor used in the management, operation, maintenance and repair of the Project, all taxes, assessments and reassessments of every kind and nature whatsoever levied or assessed in lieu of or in substitution for existing or additional real or personal property taxes and assessments on the Project, service payment in lieu of taxes, excises, transit charges and fees, housing, park and child care assessments, development and other assessments, reassessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the rent received from the Project, or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purposes which are assessed, levied, confirmed, imposed or become a lien upon the Premises or Project or become payable during the Lease Term (collectively “Impositions”).  In the case of any Impositions which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Lessor shall elect to cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by law, and such installment payments would be applicable for determining amounts to be included with and paid as Basic Costs.  Nothing contained in this Lease shall require Lessee to pay any franchise, estate, inheritance or succession transfer tax of Lessor, or any income, profits or revenue tax or charge, upon the net income of Lessor from all sources; provided, however, that if at any time during the Lease Term under the laws of the United States government or the State of California, or any political subdivision thereof, a tax or excise on Rent is levied or assessed by any such political body against Lessor on account of collection of Rent from the Project, Real Property Taxes shall include one hundred percent (100%) of any such tax or excise as Additional Rent, based on Lessee’s pro-rata share.

(e)Utility Expenses.  “Utility Expenses” means all costs and expenses paid or incurred by or on behalf of Lessor in connection with the provision of heating, ventilating and air conditioning, electricity, water (including chilled water and water for heating), gas and other fuel, steam, sewer and other utilities serving the Project or any part thereof (collectively, “Utilities”), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon those areas of the Building or the Project or any part thereof, other than the Premises or the separately demised premises of other tenants of the Building, as a result of the use of Utilities.  Utility Expenses do not include costs paid or incurred in connection with repair or maintenance of the Base Building Systems through which the Utilities are provided, all of which costs are deemed to be Utility Expenses.

(f)Taxes of Lessee’s Personal Property and Above Standard Improvements.  Lessee shall be liable for and shall pay not less than ten (10) days before delinquency, all taxes assessed against and levied upon Lessee’s Property and any Above Standard Improvements.  If any of Lessee’s Property and/or Above Standard Improvements is taxed or assessed with the Project, Lessor may pay the taxing authority all amounts billed to Lessor as a result thereof and Lessor may, but shall have no obligation to, determine the validity of any such assessment or otherwise object thereto.  Lessee shall pay all such amounts to Lessor as Additional Rent within ten (10) days following Lessor’s invoice therefor.  Lessee shall pay, prior to delinquency, any taxes assessed upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises.  The term “Above Standard Improvements” shall mean the extent to which the existing and future alterations, additions and improvements in the Leased Premises exceed or would exceed in quality or quantity Building Standard improvements, had Building Standard improvements been constructed in the Premises.

(g)Cost Pools.  Lessor reserves the right to, in good faith, establish classifications for the equitable allocation of Basic Costs that are incurred for the direct benefit of specific types of tenants or users in the Building (“Cost Pools”).  Such Cost Pools may include, but shall not be limited to, Basic Costs applicable only to ground floor retail tenants of the Building or office tenants of the Building.  Lessor’s determination of such allocations in a manner consistent with the terms and conditions of this section shall be final and binding on Lessee.  Lessee acknowledges that the allocation of Basic Costs among Cost Pools does not affect all Basic Costs, and is limited to specific items that are incurred or provided to tenants of Cost Pools which Lessor determines, in good faith, it would be inequitable to share, in whole or in part, among tenants of other Cost Pools in the Building.

4.5Monthly Rent Payments.

Lessee’s obligation to pay Base Rent shall commence on the Lease Commencement Date, subject to the rent abatement set forth herein, and shall thereafter be due and payable in advance on the first day of each month during the Lease Term and any extensions or renewals thereof, without demand or prior written notice; provided, however, Lessee shall pay Base Rent for the first month of the Lease Term for which Base Rent shall be due concurrently with Lessee’s execution of this Lease, and such payment of Base Rent shall be credited to Base Rent due and payable for the first month for which Base Rent is payable, provided, however, if said month is a partial calendar month (due to the fact that the Lease Commencement Date is other than the first day of a calendar month) any unapplied Base Rent shall be credited towards Base Rent due for the next following month.  In addition, if the Lease Term commences on a day other than the first day of a month or ends on a day other than the last day of a month, then Rent payable under Articles 4.1(a) and (b), as the case may be, for the first and last fractional months shall be appropriately prorated based on a 30 day calendar month.

4.6Additional Rent Payments.

Except for amounts billed to Lessee under the terms of the Work Letter (which shall be payable pursuant to the terms of the Work Letter), Lessee shall pay to Lessor all amounts of Additional Rent within fifteen (15) days of Lessee’s receipt of a bill therefore.

4.7Payment of Rent.

Rent shall be paid to Lessor, without abatement, deduction or offset, in lawful money of the United States of America at Lessor’s address as set forth in the Summary or to such other person or at such place as Lessor may from time to time designate in writing.  No payment by Lessee or receipt by Lessor of a lesser amount of Rent shall be other than on account of the earliest rent or payment due, nor shall any endorsement or statement on any check or letter accompanying any such check or payment constitute an accord and satisfaction, and Lessor may accept any such check or payment or pursue any other remedy under this Lease, at law or in equity.

4.8Late Payment and Interest.

If any installment of Rent is not paid within five (5) days of the date when due, all such past due installments of Rent shall bear interest from the due date until paid at a rate (the “Interest Rate”) equal to the lesser of (a) six percent (6%) per annum, or (b) the maximum lawful rate.  In addition, if any installment of Rent is not paid within five (5) days of the date when due, Lessee shall pay to Lessor a late charge equal to five percent (5%) of the overdue amount.  The parties agree that such late charge represents a reasonable estimate of the expenses that Lessor will incur because of any late payment of Rent, the exact amount of which are unascertainable and difficult to prove.  The payment by Lessee and receipt by Lessor of late payment charges and interest is not a release or waiver by Lessor of a default by Lessee.

4.9	Security Deposit.

(a)Nature of Deposit.  Upon execution of this Lease, Lessee shall deposit the amount specified in the Summary as a security deposit (the “Security Deposit”) with Lessor.  The Security Deposit may be adjusted downward during the Term of this Lease as set forth in Section 4.9(b) below.  The Security Deposit shall secure Lessee’s obligations under this Lease to pay Rent and other monetary amounts, to maintain the Premises and repair damages thereto, to surrender the Premises to Lessor in clean condition and repair upon termination of this Lease and to discharge Lessee’s other obligations hereunder.  If Lessee fails to perform Lessee’s obligations hereunder, Lessor may, but without any obligation to do so, apply all or any portion of the Security Deposit towards fulfillment of Lessee’s unperformed obligations.  If Lessor does so apply any portion of the Security Deposit, Lessee, upon demand by Lessor, shall immediately pay Lessor a sufficient amount in cash to restore the Security Deposit to the original amount.  Lessee’s failure to forthwith remit to Lessor an amount in cash sufficient to restore the Security Deposit to the original sum deposited within five (5) days after receipt of such demand shall constitute an “Event of Default.”  The Security Deposit shall be held by Lessor without liability for interest on the same.  Lessor is entitled to commingle the security deposits with its own funds and Lessor is not to be deemed a trustee or fiduciary for Lessee in respect of the security deposit.  Upon termination of the original Lessor’s or any successor owner’s interest in the Premises or the Building, the original Lessor or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Lessor’s or such successor owner’s complying with California Civil Code Section 1950.7.

(b)Reduction of Security Deposit.Provided that at the applicable time no Event of Default exists or would exist but for the passage of time or the giving of notice, the Security Deposit shall be reduced in the following manner (i) $9,976.58 of the Security Deposit shall be applied toward the Base Rent otherwise owed by Lessee in Month 13 of the Lease Term, and (ii) $10,267.16 of the Security Deposit shall be applied toward the Base Rent otherwise owed by Lessee in Month 25 of the Lease Term.

(c)Return of Deposit.  Provided Lessee is not in default at the expiration or sooner termination of this Lease, and except to the extent necessary to cure any defaults or perform any continuing obligation of Lessee hereunder, the remaining amount of the Security Deposit shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest hereunder), within thirty (30) days following the later of the expiration of the Lease Term or Lessee’s surrender of the Premises in the condition required under this Lease; provided, however, Lessor may retain a portion of the Security Deposit, in an amount up to Two Thousand Dollars ($2,000.00), until the Reconciliation Statement pursuant to Article 4.2 shall have been completed for the Calendar Year in which the Lease Term Expiration occurs, and within ninety (90) days thereafter Lessor shall return to Lessee any remaining portion of the Security Deposit not applied to any amounts owed to Lessor thereunder.  Lessor’s return of the Security Deposit, or any part thereof, shall not be construed as an admission that Lessee has performed all of its obligations under this Lease.

ARTICLE 5

SERVICES AND UTILITIES

5.1	Basic Services.

Lessor shall provide the following services ("Basic Services") to the Project on all days during the Lease Term, unless otherwise stated below.

(a)Subject to all governmental rules, regulations and guidelines applicable thereto, heating, air ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m. (“Normal Business Hours”), except for the date of observation of New Year’s Day, Presidents’ Day,

Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively the “Holidays”). Lessor will also make reasonable efforts to provide HVAC during the hours of 9:00 a.m. and 1:00 p.m. on Saturdays, except for Saturdays which fall on Holidays.

(b)Lessor shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Lessor.  Lessor shall replace, as part of Basic Costs, lamps, starters and ballasts for Building standard lighting fixtures within the Premises.

(c)Lessor shall provide city water from the regular Building outlets for lavatory and plumbing requirements within the Premises.

(d)Lessor shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises, and window washing services, in a manner consistent with such services provided by owners of comparable office buildings (“Comparable Buildings”) of comparable condition located in the Westlake Village/Thousand Oaks, California office market.

(e)Lessor shall provide nonexclusive automatic passenger elevator service at all times.

(f)Lessor shall maintain a reasonable access control and supervision program for the Project, which may include, without limitation, unarmed personnel, cameras, roving patrols, a keyboard system and/or any other access control measures which Lessor deems appropriate.  Such access control measures are intended solely for the protection of Lessor and its interest in the Building and the Project, and not for the protection of Lessee, Lessee’s interest in the Premises or any property of Lessee or any other party, it being agreed that, except as specifically set forth herein to the contrary, Lessee shall be responsible for such security equipment, locking mechanisms, systems and procedures as may reasonably be required for the protection of Lessee, its employees, contractors, agents, invitees and property located in the Premises.

5.2	Over Standard Use.

(a)Lessee shall not, without Lessor’s prior written consent, use any apparatus, equipment or device, including, without limitation, computers, servers, copiers, custom lighting, kitchen appliances or other machines, that use or consume electricity, water or other resources in excess of that determined by Lessor to be reasonably necessary for general office use during Normal Business Hours, nor shall any Lessee’s equipment, machines or devices unduly affect the temperature otherwise maintained in the Premises by Lessor for general office use.  Without limiting the generality of the foregoing, equipment that consumes more than .5 kilowatts at rated capacity or requires voltage other than 120 volts, single phase, or that is operated for the conduct of Lessee’s business on a regular basis during hours other than Normal Business Hours, is deemed in excess of general office use.  Lessor shall have the right to separately meter electrical and water usage for the Premises and to measure electrical and water usage by survey or other commonly accepted methods in order to assess any excess utility usage by Lessee.   If Lessor gives its consent to the use of any apparatus, equipment or device that makes excess use of water or electricity (or if any use by Lessee is determined by Lessor to be an excess use), Lessor shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, to measure such usage.

(b)If Lessee uses water, electricity or HVAC in excess of that provided in Article 5.1 (whether pursuant to the prior consent of Lessor or if any use by Lessee is determined by Lessor to be an excess use), Lessee shall pay to Lessor as Additional Rent, upon billing by Lessor, the cost of such excess consumption, including the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, including supplementary or additional metering devices, and the cost of the increased wear and tear on existing equipment caused by such excess consumption.  In no event shall Lessor be required to provide any utility service in excess of the capacity of the existing panels, circuits, conduits, pipes or lines serving the Premises (taking into account the anticipated needs of other existing and future tenants served by such panels and circuits).  In addition to, and without limitation of, the foregoing, if Lessee desires to use HVAC during hours other than those specified in Article 5.1 of this Lease, Lessee shall give Lessor such prior notice as Lessor shall from time to time establish as appropriate, of Lessee’s desired use and Lessor shall supply such after-hours HVAC to Lessee subject to Lessee’s payment to Lessor of such hourly cost as Lessor shall from time to time establish.

5.3	Interruption of Use.

Except for instances caused by Lessor’s gross negligence or willful misconduct, Lessee agrees that Lessor shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water or other fuel at the Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Lessee or other tenants, or by any other cause beyond Lessor’s reasonable control, and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Lessee’s use and possession of the Premises or relieve Lessee from paying Rent or performing any of its obligations under this Lease.  Furthermore, Lessor shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Lessee’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities.

5.4	Additional Services.

Lessor shall also have the exclusive right, but not the obligation, to provide any additional services which may be requested by Lessee, including, without limitation, locksmithing, lamp replacement for non-Building standard lamps or fixtures, additional janitorial service, and additional repairs and maintenance, provided that Lessee shall pay to Lessor upon billing, the actual cost to Lessor of providing such additional services, plus a reasonable administration fee, and same shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

5.5	Keys and Locks.

Lessor shall furnish to Lessee, at no cost to Lessee, up to twenty (20) keys for each corridor door entering the Premises.  Additional keys shall be furnished at a charge by Lessor on an order signed by Lessee.  All such keys shall remain the property of Lessor.  No additional locks shall be allowed on any door of the Premises without Lessor’s prior written permission, and Lessee shall not make or permit to be made any duplicate keys, except those furnished by Lessor.  Upon termination of this Lease, Lessee shall surrender to Lessor all keys of the Premises, and give to Lessor the combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the Premises.

ARTICLE 6

REPAIRS

6.1Lessor Obligations.

Subject to Lessee’s repair obligations set forth in Article 6.2, and the provisions of Article 4, Lessor shall operate and maintain the Project, including the structural and exterior components of the Project and the mechanical and electrical systems of the Building serving the Premises, and keep such areas, elements and systems in a first-class manner and in good working condition.

6.2Lessee Obligations.

Lessee shall, at Lessee’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term.  In addition, Lessee shall, at Lessee’s own expense but under the supervision and subject to the prior approval of Lessor, and within any reasonable period of time specified by Lessor, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances caused by the act or omission of Lessee or any of Lessee’s employees, contractors, agents, licensees and invitees; provided however, that, at Lessor’s option, or if Lessee fails to make such repairs, Lessor may, but need not, make such repairs and replacements, and Lessee shall pay Lessor the cost thereof, together with an additional seven percent (7%) of the cost thereof, as reimbursement to Lessor for all overhead, general conditions, fees and other actual costs or expenses arising from Lessor’s management and coordination of repairs and replacements upon being billed for same.

6.3Compliance with Laws.

Without limiting the generality of the terms of Article 6.2, Lessee shall be responsible, at its sole cost and expense, for the making of all alterations, additions or improvements to or in the Premises as are required to comply with applicable Laws, to the extent the compliance obligation relates to or is triggered by (i) Lessee’s particular use of the Premises (for other than general office use), or any of Lessee’s Property installed therein, or (ii) any Lessee Improvements (following delivery of the Premises as contemplated by this Lease) or Alterations, whether now in effect or enacted in the future and whether or not now foreseeable.  Notwithstanding the foregoing, Lessee shall not be required to make structural changes to the Premises unless they arise or are required because of or in connection with Lessee’s specific use of the Premises (for other than general office use), the installation of any item of Lessee’s Property, or any Alterations.

6.4Waiver of Statutory Provisions.

Lessee waives all rights to make repairs at the expense of Lessor or to terminate this Lease, as provided in California Civil Code §§1941 and 1942, and 1932(l), respectively, and any similar Law.

ARTICLE 7

ADDITIONS AND ALTERATIONS

7.1Lessor’s Consent to Alterations.

Lessee shall not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Lessor to such Alterations, which consent shall be requested by Lessee not less than thirty (30) days prior to the commencement of making Alterations.  Lessor’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, and life safety systems; (iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building; and (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building.  Subject to the foregoing, Lessor’s consent to any other Alterations shall be in the sole discretion of Lessor.

The construction of the initial improvements to the Premises shall be completed by Lessor and shall be governed by the terms of the Work Letter.

7.2Manner of Construction.

Lessor may impose, as a condition of its consent to all Alterations or repairs in, of or about the Premises, such requirements as Lessor in its sole discretion may deem desirable, including, but not limited to, the requirement that upon Lessor’s request, Lessee shall, at Lessee’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and repair any damage done by the removal of such Alterations, or the requirement that Lessee utilize for such purposes only contractors, materials, mechanics and management selected by Lessee and approved by Lessor (which approval shall not be unreasonably withheld); provided, however, that Lessee shall utilize subcontractors of Lessor’s selection to perform all work that may affect the Project systems and equipment, structural aspects of the Project, or exterior appearance of the Project or Common Areas.  Lessee shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Los Angeles and in conformance with Lessor’s construction rules and regulations.  Any Alterations shall be performed in conformance with plans, specifications and working drawings first approved by Lessor.  Lessor’s approval of the plans, specifications and working drawings for Lessee’s Alterations shall create no responsibility or liability on the part of Lessor for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.  All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work.  In performing the work of any such Alterations, Lessee shall have the work performed in such manner as not to obstruct access to the Project for any other lessee of the Project, and as not to obstruct the business of Lessor or other lessees in the Project, or interfere with the labor force working in the Project.  In the event that Lessee makes any Alterations, Lessee agrees to carry “Builder’s All Risk” insurance in an amount approved by Lessor covering the construction of such Alterations, and such other insurance as Lessor may require, it being understood and agreed that all of such Alterations shall be insured by Lessee pursuant to Article 9 immediately upon completion thereof.  In addition, Lessor may, if reasonable and non-discriminatory, require Lessee to obtain a lien and completion bond or some alternate form of security satisfactory to Lessor in an amount sufficient to ensure the lien-free completion of such Alterations and naming Lessor as a co-obligee.  Upon completion of any Alterations, Lessee agrees to cause a Notice of Completion to be recorded in the Office of the Recorder of the County of Los Angeles in accordance with section 3093 of the Civil Code of the State of California or any successor statute and Lessee shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations.

7.3Payment for Improvements.

The cost of all Alterations shall be paid by Lessee.  In addition, Lessee shall pay to Lessor, as Additional Rent, within ten (10) days following Lessor’s invoice therefor, all fees and costs of Lessor’s architects, engineers or other consultants in connection with the review of plans and specifications in connection with any proposed Alteration, whether or not approved, as well as a fee the lesser of $5000 or seven percent (7%) of the cost of the Alterations for Lessor’s project management and supervision of the progress of the work.  Lessor may, in the exercise of its reasonable discretion, require a deposit of its estimated fees in advance of performing any review.

7.4Lessee’s Property and Fixtures.

Except as provided in Article 7.1 and in this Article 7.4, all Alterations that are or become permanently affixed to or installed in the Premises shall become a part of the Building upon installation and construction.  All of Lessee’s readily moveable furniture, furnishings, equipment and other personal property in the Premises (or elsewhere in or about the Building), and all Operations Equipment (as hereinafter defined) shall be and remain the property of Lessee and are referred to herein as “Lessee’s Property”.  As used herein, the term “Operations Equipment” shall mean and refer to any and all trade fixtures that are affixed to the floors, walls or ceiling of the Premises (excluding permanently attached lighting fixtures), and all Building signage installed by Lessee pursuant to Article 19.  Upon the expiration or sooner termination of this Lease, Lessee shall remove or cause to be removed, at its sole expense, all of Lessee’s Property, including Operations Equipment, together with any and all Alterations constructed and installed in the Premises that Lessor, at the time of its approval thereof, conditioned such approval on the requirement that Lessee remove the same upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal.  If Lessee fails to complete such removal and/or to repair any damage caused by such removal, Lessor may do so and may charge the cost thereof to Lessee, together with an additional seven percent (7%) of the cost of such work to cover overhead, general conditions, fees and other costs and expenses arising from Lessor’s involvement with such work.  Without limiting the generality of the foregoing, any of Lessee’s Property not so removed by Lessee at the expiration or sooner termination of this Lease may be removed by Lessor for storage for the account of Lessee, and Lessee shall reimburse Lessor for the cost of storage, together with an additional seven percent (7%) of the cost of such work to cover overhead.  All charges billed to Lessee hereunder shall be due and payable within ten (10) days after receipt of a statement therefor.  Lessee’s obligations under this Article 7.4 shall survive the termination of this Lease.

7.5Telecommunications Wiring and Installations.

(a)Wiring and Access.  Lessee shall not alter, modify, add to or disturb any telecommunications wiring or cabling in the Building other than that which is located exclusively in the Premises, without Lessor’s prior written consent.  Any and all telecommunications equipment, lines and cabling serving Lessee and the Premises (collectively, the “Telecommunications Equipment”) shall be located solely in the Premises, and Lessee shall only be permitted to access the main point of entry to the Building for telecommunications providers (the “MPOE”) and/or any intermediate distribution frame for telecommunications equipment and cabling located outside of the Premises with the prior written consent of Lessor and for purposes of providing Building approved telecommunications providers (each, a “TSP”) interconnection to Lessee.  Lessor reserves the right to limit the number of TSPs having access to the Building’s riser system and infrastructure, to install a cable distribution/riser management system to which Lessee and all TSPs shall connect, and to charge TSPs for the use of Lessor’s telecommunications riser system and infrastructure; provided, however, in all cases, Lessor will provide Building and riser access to at least one TSP for voice and data service to tenants of the Building and shall not charge Lessee any access or other riser fee for access to said intrabuilding network cabling.  Subject to the foregoing, Lessor shall have no obligation to allow any particular TSP access to the Building or Project; or continue to grant access to any TSP who has previously been given access.

(b)Interference.  Without limiting the generality of the foregoing, no installation or use of Telecommunications Equipment by Lessee shall cause interference with any Building systems or with any telecommunications equipment of other occupants of the Project being operated within the technical and frequency transmission and reception parameters specified by its manufacturer and any applicable governmental license or Law.  Lessee shall immediately remove, on demand by Lessor, any Telecommunications Equipment installed or used in violation of any provision of this Lease.  No approval by Lessor of Lessee’s installation of any Telecommunications Equipment shall constitute a representation that such Telecommunications Equipment will function effectively or in compliance with this Article 7.5.

(c)Removal of Wiring.  Lessee’s installation of Telecommunications Equipment shall be deemed an Alteration.  Upon the expiration or earlier termination of this Lease, Lessee shall remove, at its sole cost and expense, all of Lessee’s Telecommunications Equipment designated by Lessor for removal.

ARTICLE 8

COVENANT AGAINST LIENS

Lessee has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Lessee, operation of law or otherwise, to attach to or be placed upon the Project or Premises or any part thereof, and any and all liens and encumbrances created by Lessee shall attach to Lessee’s interest only.  Lessor shall have the right at all times to post and keep posted on the Premises any notice of non-responsibility which it deems necessary for protection from such liens.  Lessee covenants and agrees not to suffer or permit any lien of mechanics or material men or others to be placed against the Project or the Premises or any part thereof with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Lessee or the Premises, and in case of any such lien attaching or notice of any lien, Lessee covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date notice of such lien is delivered by Lessor to Lessee, Lessor, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including attorneys’ fees and actual costs, incurred by Lessor in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Lessee.

ARTICLE 9

INSURANCE

9.1	Lessor Coverage: All Risk.

During the Lease Term, Lessor shall procure and maintain in full force and effect with respect to the Project, a policy or policies of “all-risk” (i.e., “special cause of loss”) property insurance (including sprinkler, vandalism and malicious mischief coverage, earthquake and flood coverage at Lessor’s option, and any other endorsements required by any ground lessor or the holder of any mortgage) and commercial general liability insurance, written on an occurrence basis, each in an amount customarily carried by owners of comparable office buildings (“Comparable Buildings”) of comparable construction and condition located in the Business District of Los Angeles, California.  Any or all of Lessor’s insurance may be provided by blanket coverage maintained by Lessor or any affiliate of Lessor’s (provided that such blanket coverage provides Lessor with the same level of coverage and protection Lessor would have received from a separate policy for the Project).  If because of the nature of Lessee’s operations the premiums charged Lessor for such insurance exceed the standard premium rates or result in increased exposure, then Lessee, within fifteen (15) days of receipt of appropriate premium invoices, shall reimburse Lessor for such increased amount.

9.2	Lessee Coverage.

(a)All Risk Insurance.  During the Lease Term and at its own cost and expense, Lessee shall maintain in full force and effect a policy or policies of all risk property insurance (including sprinkler, vandalism and malicious mischief coverage) in an amount adequate to cover damage to the Premises, including without limitation Lessee’s Improvements as defined in the Work Letter, merchandise, fixtures, trade fixtures, furniture, furnishings, equipment, goods, inventory and other personal property located on the Premises or in the Project, insuring the full replacement value of such items.

(b)General Liability.  (During the Lease Term and at its own cost and expense, Lessee shall maintain in full force and effect a policy or policies of commercial general liability insurance insuring Lessee’s activities with respect to the Premises, Building and/or Project against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises, Building and/or Project with a combined single limit of Two Million Dollars ($2,000,000); such commercial general liability insurance shall include broad form contractual liability insurance coverage which shall insure Lessee’s performance of the indemnity provisions in this Lease.

(c)Workers’ Compensation.  During the Lease Term and at its own cost and expense, Lessee shall maintain in full force and effect the statutory amount of workers’ compensation insurance required by the State of California for the benefit of Lessee’s employees, and employer’s liability insurance with no less than $1,000,000 per employee per occurrence.

Lessee agrees that if Lessee does not procure and maintain such insurance continuously, Lessor may (but shall not be required to) procure such insurance on Lessee’s behalf and Lessee shall pay to Lessor the cost thereof, as Additional Rent, within fifteen (15) days of Lessee’s receipt of a bill therefore.

9.3General Insurance Requirements.

(a)Requirements.  All insurance required under this Article 9 shall be issued by such good and reputable insurance companies qualified to do and doing business in California and having a rating of not less than “A-VII” as rated in the most current copy of Best’s Insurance report in the form customary to the locality.  All such Lessee insurance shall include (i)  an endorsement providing that Lessor, its successors, assigns, and nominees holding any interest in the Premises, including without limitation any ground lessor and the holder of any mortgage, shall be named as additional insureds under such General Liability policy of insurance maintained by Lessee pursuant to this Lease, (ii) an endorsement providing that such insurance as is afforded under Lessee’s policy is primary as respects Lessor and that any other insurance maintained by Lessor is excess and non-contributing with other insurance required under this Article 9, (iii) an endorsement deleting any employee exclusion on personal injury covered, (iv) an endorsement including employees as additional insureds,  (v) an endorsement providing for coverage of employer’s automobile liability.  Deductible amounts under all insurance policies required to be carried by Lessee under this Lease shall not exceed $10,000 per occurrence.  All such insurance shall provide for severability of interests; shall provide that an act or omission of any insured shall not reduce or avoid coverage to any of the other insureds; and shall afford coverage for all acts, omissions injury and damage which occurred or arose (or the onset of which occurred or arose) in full or in part during the policy period.  Expiration of Lessee’s policy shall not limit recovery thereunder; “claims made” insurance policies are not acceptable to satisfy Lessee’s insurance requirements under this Article 9.  Lessee shall endeavor to furnish to Lessor, upon the Commencement Date and thereafter at least ten (10) business days prior to the expiration of each such policy, a Certificate of Insurance and endorsement(s) affording evidence of the above insurance requirements issued by the insurance carrier of each policy of insurance carried by Lessee pursuant hereto.  If Lessee shall fail to procure any required insurance, or to deliver such policies or certificates to Lessor as herein provided, Lessor may, at Lessor’s option and in addition to Lessor’s other remedies in the event of a default by Lessee under this Lease, after ten (10) business days notice, procure the same for the account of Lessee, and the cost thereof shall be paid to Lessor as Rent.  In addition, if at any time during the Lease Term the amount or coverage of insurance which Lessee is required to carry under this Article 9 is, in Lessor’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by lessees of Comparable Buildings, Lessor shall have the right to require Lessee to increase the amount or change the types of insurance coverage required under this Article 9.

(b)Lessee’s Use.  Lessee will not keep, use, sell or offer for sale in, or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Project.  If Lessee’s occupancy or business in or on the Premises, whether or not Lessor has consented to the same, results in any increase in premiums for the insurance periodically carried by Lessor with respect to the Project, Lessee shall pay any such increase in premiums as Additional Rent within ten (10) days after being billed therefore by Lessor.  In determining whether increased premiums are a result of Lessee’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Project or the Lessee Improvements showing the various components of such rate, shall be evidence of the items which make up such rate.

(c)Waiver of Subrogation.  Any policy or policies of property insurance, which either party obtains in connection with the Premises, or Lessee’s personal property therein, shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss.  Lessor and Lessee hereby waive any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsements to the extent of the injury or loss covered thereby and agree to obtain such a waiver from their respective insurance carriers and upon request deliver a copy thereof to the other party; each party shall provide written notice to the other party if such waiver is not obtained and shall indemnify, defend and hold the other harmless from all liabilities, penalties, losses, costs, expenses, demands, causes of action, claims, judgments or damages arising from the indemnifying party’s failure to obtain such a waiver from its insurance company unless such a waiver is not customarily available.

9.4Indemnification and Release.

(a)Indemnification.  Except to the extent directly arising out of the gross negligence or willful misconduct of Lessor, Lessee shall defend, protect, indemnify and hold harmless Lessor and each of the Lessor Protected Parties from and against any and all claims, demands, suits, actions, causes of action (whether in contract or in tort, at law or in equity, or otherwise), liabilities, injuries, losses, damages, judgments, liens, charges, cost and expenses (including attorney and expert witness fees and cost, including those incurred in connection with matters on appeal) (hereinafter, individually and collectively, “Claims”) from any cause, including, without limitation, except to the extent excluded herein, Claims based in whole or in part on the negligence of Lessor and any of Lessor’s investment advisors and agents for asset and property management, and all of such parties’ respective partners, shareholders, members, managers, directors, officers, employees and agents (individually and collectively, “Lessor Protected Parties”), arising out of or relating (directly or indirectly) to this Lease, the tenancy created under this Lease, or the Premises, including (i) the use or occupancy, or manner of use or occupancy, of the Premises during the Lease Term (including any period following expiration or termination of the Lease but prior to Lessee’s vacating of the Premises); (ii) any negligent or willfully wrongful act or omission of Lessee, any other

Lessee Party, or by anyone else acting at the direction, with the permission, or under the control of Lessee; (iii) any breach of or default under this Lease by Lessee; (iv) the conduct of Lessee’s business, including the use of the Premises or any part thereof for storage or shipment of goods not belonging to Lessee; and (v) any action or proceeding brought on account of any matter described above.  As used herein, the term “Lessee Party” shall mean Lessee, and any of the employees, agents, contractors and invitees of Lessee.

(b)Release.  To the fullest extent permitted by law, and as a material part of the consideration to Lessor for this Lease, except to the extent directly arising out of the gross negligence or willful misconduct of Lessor, Lessee hereby releases Lessor and all Lessor Protected Parties from responsibility for, waives as against Lessor and all Lessor Protected Parties, and assumes all risk of all Claims from any cause (including, without limitation, except to the extent excluded herein, Claims based in whole or in part of the negligence of Lessor or any Lessor Protected Party) arising out of or relating (directly or indirectly) to: (i) damage to property or injury to persons (including death) in the Premises from any cause whatsoever, and (ii) damage to property or injury to persons (including death) as a result of the act or omission of Lessee or any other Lessee Party occurring outside the Premises.  Without limiting the generality of the foregoing, except to the extent of any Lessor Protected Party’s liability for the acts and omissions of its own agents and employees acting within the scope of their agency or employment, no Lessor Protected Party shall be deemed to have assumed any liability for the acts or omissions of any other Lessor Protected Party.  Any other provision of this Lease to the contrary notwithstanding, Lessor shall not be liable to Lessee or any third party for any loss, damage, death or injury to person or property caused by theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, or order of governmental body or authority, whether or not the negligence of Lessor or any Lessor Protected Party was a cause of, or in any way contributed to, such loss, damage, death or injury.  No defense, indemnification or hold harmless obligations hereunder shall relieve any insurance carrier of its obligations under any insurance policies carried by either party pursuant to this Lease.  The prevailing party shall be entitled to recover its actual attorney fees and court costs incurred in enforcing such indemnification and release obligations.

(c)Limitation on Lessor’s Liability.  Notwithstanding anything to the contrary in this Lease, in no event and under no theory of allocation of risk or liability shall Lessor or any Lessor Protected Party be responsible for, and Lessee releases and waives as against Lessor and all Lessor Protected Parties from, any and all Claims for any consequential, indirect, special or punitive damages, whether arising out of any injury or damage to, or interference with, Lessee’s business, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use.

ARTICLE 10

DAMAGE AND DESTRUCTION

10.1	Repair of Damage to Premises by Lessor.

Lessee shall promptly notify Lessor of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any Common Areas of the Project serving or providing access to the Premises shall be damaged by fire or other casualty, Lessor shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Lessor’s reasonable control, and subject to all other terms of this Article 10, restore the Premises and such Common Areas.  Such restoration shall be to substantially the same condition of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project, or any other modifications to the Common Areas deemed desirable by Lessor.  Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Lessee shall assign to Lessor (or to any party designated by Lessor) all insurance proceeds payable to Lessee under Lessee’s insurance required under Article 9 of this Lease, and Lessor shall repair any injury or damage to the Lessee Improvements installed in the Premises and shall return such Lessee Improvements to their original condition; provided that if the cost of such repair by Lessor exceeds the amount of insurance proceeds received by Lessor from Lessee’s insurance, the cost of such repairs shall be paid by Lessee to Lessor prior to Lessor’s repair of the damage.  Any other restoration shall be performed by Lessee, at its sole cost and expense, as an Alteration in accordance with the terms of this Lease.  Lessor shall not be liable for any inconvenience or annoyance to Lessee or its visitors, or injury to Lessee’s business resulting in any way from such damage or the repair thereof.  However, if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Lessee’s occupancy, Lessor shall allow Lessee a proportionate and equitable abatement of Rent for any portion of the Premises Lessee cannot and does not use, but only to the extent Lessor is reimbursed from the proceeds of rental interruption insurance purchased by Lessor as a Basic Cost during the time and to the extent the Premises are materially damaged and unfit for use for the Permitted Use under this Lease, and not actually used by Lessee as a result thereof.

10.2	Lessor’s Option to Repair.

Notwithstanding the terms of Article 10.1 of this Lease, Lessor may elect not to rebuild and/or restore the Premises and/or Common Areas and instead terminate this Lease by notifying Lessee in writing of such termination within thirty (30) days after the date of damage, such notice to include a termination date giving Lessee ninety (90) days to vacate the Premises, but Lessor may so elect only if the Project shall be damaged by fire or other casualty or cause whether or not the Premises are affected, and one or more of the following conditions is present: (a) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage using standard construction methods (when such repairs are made without the payment of overtime or other premiums), (b) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Building shall require that the insurance proceeds or any portion thereof be used to retire or pay down the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (c) the damage is not fully covered, except for deductible amounts, by Lessor’s insurance policies.

In addition, in the event that the Premises or the Project are materially destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, either Lessor or Lessee shall have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice.

Upon any such termination of this Lease pursuant to this Article 10.2, Lessee shall pay Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

10.3	Waiver of Statutory Provisions.

The provisions of this Lease, including this Article 10, constitute an express agreement between Lessor and Lessee with respect to any and all damage to, or destruction of, all or any part of the Premises, the Project or any portion thereof, and any statute or regulation of the State of California, including, without limitation, sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Project or any portion thereof.

ARTICLE 11

NON-WAIVER

No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Lessor of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.  No receipt of monies by Lessor from Lessee after the termination of this Lease shall in any way alter the length of the Lease Term or Lessee’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Lessee prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Lessor may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 12

EMINENT DOMAIN

12.1	Condemnation and Loss or Damage.

If the whole or any material part of the Premises or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Project, or if Lessor shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Lessor shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument.  If more than twenty-five percent (25%) of the rentable square feet of the premises is taken, or if access to the Premises is substantially impaired, Lessee shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking.  Lessor shall be entitled to receive the entire award or payment in connection therewith, except that Lessee shall have the right to file any separate claim available to Lessee for any taking of Lessee’s personal property and fixtures belonging to Lessee and removable by Lessee upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses or other claims permitted by applicable Laws, so long as such claim does not diminish the award available to Lessor, its ground lessor with respect to the Project or its mortgagee, and such claim is payable separately to Lessee.  All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur.

12.2	Temporary Taking.

Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking by power of eminent domain exercised by a competent authority of all or any portion of the Premises for a period of forty-five (45)days or less, then this Lease shall not terminate but Base Rent and Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Lessor shall be entitled to receive the entire award made in connection with any such temporary taking.

12.3	Total Taking.

The provisions of this Lease, including this Article 12, constitute an express agreement between Lessor and Lessee with respect to any and all condemnation or taking of, all or any part of the Premises, the Project or any portion thereof, and any statute or regulation of the State of California, including, without limitation, Section 1265.130 of the California Code of Civil Procedure, with respect to any rights or obligations concerning condemnation or taking in the absence of an express agreement between the parties, and any other statue or regulation, now or hereafter in effect, shall have no application to this Lease or any condemnation or taking of all or any part of the Premises, the Project or any portion thereof.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1	Transfers.

Lessee shall not, without the prior written consent of Lessor, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder or permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Lessee and its employees, agents and licensees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).

If Lessee shall be required to obtain Lessor’s consent to any Transfer, Lessee shall notify Lessor in writing, which notice (the “Transfer Notice”) shall include:

(a)the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice;

(b)a description of the portion of the Premises to be transferred (the “Subject Space”);

(i)all of the terms of the proposed Transfer and the consideration therefore, including a calculation of the “Transfer Premium,” as that term is defined in Article 13.4 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all operative assignment or subletting documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and,

(c)current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Lessor, which will enable Lessor to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Lessor may reasonably require.  Any Transfer made without Lessor’s prior written consent or not in compliance with this Article 13 shall, at Lessor’s option, be null, void and of no effect, and shall, at Lessor’s option, constitute a default by Lessee under this Lease.

Lessee shall, within thirty (30) days after written request by Lessor, reimburse Lessor for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Lessor in connection with its review of a proposed Transfer up to a maximum of $5,000.

13.2	Lessor’s Consent.

Lessor shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  The parties hereby agree that it shall be reasonable under this Lease and under any applicable Laws for Lessor to withhold consent to any proposed Transfer where one or more of the following apply:

(i)The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

(ii)The Transferee intends to use the Subject Space for other than the Permitted Use or for purposes which are not permitted hereunder;

(iii)The Transferee is either a governmental agency or instrumentality thereof;

(iv)The Transfer will result in more than a reasonable and safe or legal number of occupants per within the Subject Space;

(v)The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

(vi)The proposed Transfer would cause Lessor to be in violation of another lease or agreement to which Lessor is a party, or would give an occupant of the Project a right to cancel its lease;

(vii)The terms of the proposed Transfer attempts to allow the Transferee to exercise any right of renewal, right of expansion, right of first offer, or any other similar right held by Lessee (or will allow the Transferee to occupy space leased by Lessee pursuant to any such right);

(viii)Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Lessor to lease space in the Building at such time, or (iii) has negotiated with Lessor during the twelve (12) month period immediately preceding the Transfer Notice.

If Lessor consents to any Transfer pursuant to the terms of this Article 13.2 (and does not exercise any recapture rights Lessor may have under Article 13.3 of this Lease), Lessee may within six (6) months after Lessor’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Lessee to Lessor pursuant to Article 13.1 of this Lease, provided that if there are any changes in the terms and conditions for those specified in the Transfer Notice such that (i) Lessor would initially have been entitled to refuse its consent to such Transfer under this Article 13.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Lessee’s original Transfer Notice, Lessee shall again submit the Transfer to Lessor for its approval and other action under this Article 13 (including Lessor’s right of recapture under Article 13.3 of this Lease).

13.3	Lessor’s Option as to Subject Space.

Lessor shall have the option, by giving written notice to Lessee within ten (10) business days after receipt of any Transfer Notice, to recapture the Subject Space and terminate this Lease (as to the entire Lease, if the Transfer is an assignment or a sublease of all or substantially all of the Premises, or as to the Subject Space only, if the Transfer is a sublease of less than substantially all of the Premises).  In the event Lessor notifies Lessee that Lessor intends to exercise its recapture right as to the Subject Space, Lessee shall have five (5) business days to withdraw the Transfer Notice and, in such event, Lessor’s recapture right shall be ineffective.  In the event of a recapture by Lessor, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Lessee in proportion to the number of rentable square feet contained in the Premises, and Lessee’s Percentage Share of Basic Costs shall be similarly adjusted, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Lessor declines, or fails to elect in a timely manner to recapture, sublease or take an assignment of the Subject Space, then, provided Lessor has consented to the proposed Transfer, Lessee shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Article 13.2.

13.4	Transfer Premium.

If Lessor consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Lessee shall pay to Lessor fifty percent (50%) of any “Transfer Premium,” (as that term is hereinafter defined) received by Lessee from such Transferee.  “Transfer Premium” shall mean all rent, additional rent or other consideration of any kind payable by such Transferee in excess of the Rent and Additional Rent payable by Lessee under this Lease, on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Lessee for (i) any changes, alterations and improvements to the Premises in connection with the Transfer or contributions to the cost thereof and (ii) any brokerage commissions, reasonable attorneys’ fees and reasonable advertising and marketing costs reasonably incurred by Lessee in connection with the Transfer.  “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Lessee in connection with such Transfer, and any payment in excess of fair market value for services rendered by Lessee to Transferee in connection with the Premises.

13.5	Effect of Transfer.

If Lessor consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Lessee or a Transferee, (iii) Lessee shall deliver to Lessor, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Lessor, (iv) Lessee shall furnish upon Lessor’s request a complete statement, certified by an independent certified public accountant, or Lessee’s chief financial officer, setting forth in detail the computation of any premium Lessee has derived and shall derive from such Transfer, (v) any assignee shall assume for the benefit of Lessor in writing all obligations and covenants of Lessee thereafter to be performed or observed under this Lease, and (vi) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Lessor’s consent, shall relieve Lessee or any guarantor of the Lease from liability under this Lease.  Lessor or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Lessee relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Lessee shall, within thirty (30) days after demand, pay the deficiency and Lessor’s costs of such audit.

13.6	Additional Transfers.

Unless Lessee is a publicly held company whose stock or other voting membership interests is regularly traded on a national stock exchange, or is regularly traded in the over-the-counter market and quoted on NASDAQ, any merger, consolidation or other reorganization (including, without limitation, liquidation or the sale of substantially all of the unencumbered assets) or the sale or other transfer of any of the voting stock, partnership or membership interests, of Lessee or of any direct or indirect parent company that owns a controlling interest in Lessee, whether in one or more transactions, that, in the aggregate, results in a change in control of Lessee or in said parent company, or the dissolution by Lessee or any such parent company, shall be deemed to be an assignment and Transfer of this Lease.  The term “control” as used in this Article 13 shall mean the right to exercise, directly or indirectly, more than forty-five percent (45%) of the voting or equity rights attributable to the interest of the controlled entity or the right or power to direct or cause the direction of the management or policies of the controlled person, if the controlling party exercises less than such amount of voting or equity rights.

If Lessee is a partnership, a transfer of the interest of any general partner or of any person that controls said general partner, a withdrawal of one or more general partner(s) from the partnership, or the dissolution of the partnership or of any person that controls said general partner, shall be deemed to be an assignment of this Lease.  If Lessee is currently a partnership (either general or limited), joint venture, co-tenancy, joint tenancy or an individual, the conversion of the Lessee entity or person into any type of entity which possesses the characteristics of limited liability such as, by way of example only, a corporation, a limited liability company, limited liability partnership, or limited liability limited partnership, shall be deemed an assignment for purposes of this Lease.

13.7Intentionally Omitted

13.8	Reasonableness of Restrictions.

Lessee acknowledges and agrees that the restrictions, conditions and limitations imposed by this Article 13 on Lessee’s ability to Transfer any interest under this Lease or in the Premises are, for the purposes of California Civil Code §§1951.4 and 1995.010 et seq. (as such Laws may be amended from time to time), and for all other purposes, reasonable at the time that the Lease was entered into, and shall be deemed to be reasonable at the time that Lessee seeks the consent of Lessor to any proposed Transfer.  Lessee hereby waives and relinquishes any present or future right (including any right under California Civil Code §1995.310 or any similar Law) to cancel or terminate this Lease in the event Lessor is determined to have unreasonably withheld or delayed its consent to a proposed Transfer.

ARTICLE 14

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

14.1	Surrender of Premises.

No act or thing done by Lessor or any agent or employee of Lessor during the Lease Term shall be deemed to constitute an acceptance by Lessor of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Lessor.  The delivery of keys to the Premises to Lessor or any agent or employee of Lessor shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Lessor, and notwithstanding such delivery, Lessee shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Lessee, whether accepted by Lessor or not, or a mutual termination hereof, shall not work a merger, and at the option of Lessor shall operate as an assignment to Lessor of all subtenancies affecting the Premises.

14.2	Removal of Lessee Property by Lessee.

Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Lessee shall quit and surrender possession of the Premises to Lessor in as good order and condition as when Lessee took possession and as thereafter improved by Lessor, reasonable wear and tear and repairs which are specifically made the responsibility of Lessor hereunder excepted.  Upon such expiration or termination, Lessee shall, without expense to Lessor, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work and other articles of personal property owned by Lessee or installed or placed by Lessee at its expense in the Premises, and such similar articles of any other persons claiming under Lessee, as Lessor may, in its sole discretion, require to be removed, and Lessee shall repair at its own expense all damage to the Premises and Project resulting from such removal.  If Lessee does not timely remove such property, then Lessee shall be conclusively presumed to have, at Lessor's election, (i) conveyed such property to Lessor without compensation or (ii) abandoned such property, and Lessor may dispose of or store any part thereof in any manner at Lessee's sole cost, without waiving Lessor's right to claim from Lessee all expenses arising out of Lessee's failure to remove the property, and without liability to Lessee or any other person.  Lessor shall have no duty to be a bailee of any such personal property.  If Lessor elects to deem such property abandoned by Lessee, Lessee shall pay to Lessor, upon demand, any expenses incurred for disposition.  Lessee expressly releases Lessor of and from any and all claims and liability for damage to or destruction or loss of property left by Lessee upon the Premises at the expiration or other termination of this Lease, and to the extent permitted by then applicable law, Lessee shall protect, indemnify, defend and hold Lessor harmless from and against any and all claims and liability with respect thereto.

ARTICLE 15

HOLDING OVER

If Lessee holds over and continues in possession of the Leased Premises after expiration of the Original Term or the Option Term and Lessee fails to cure this hold over within fifteen (15) days after notice from Lessor, the Lessee will be deemed to be occupying the Premises on the basis of a month-to-month tenancy at a rate of 150% of the Base Rent applicable during the last rental period of the Lease Term under this Lease, but otherwise subject to all of the terms and conditions of this Lease. In the event of an unauthorized or deemed holding over, and notwithstanding any agreement of the parties with respect to consequential damages, should Lessor have leased all or any part of the Premises to any successor lessee ("Successor Lessee") effective upon the termination of this Lease, then Lessee shall also indemnify Lessor against (i) all claims for damages by such Successor Lessee and (ii) all lost rents otherwise due from such Successor Lessee which are suffered by Lessor, both of which consequences are agreed by the parties to be actual, direct damages hereunder.  Such month-to month tenancy shall be subject to every other term, covenant and agreement contained in this Lease.  Nothing contained in this Lease shall be construed as consent by Lessor to any holding over by Lessee, and Lessor expressly reserves the right to require Lessee to surrender possession of the Premises to Lessor as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Lease shall not be deemed to limit or constitute a waiver of any other rights or remedies of Lessor provided herein or at law.  If Lessee fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall protect, defend, indemnify and hold Lessor harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding Lessee founded upon such failure to surrender, and any lost profits to Lessor resulting therefrom.

ARTICLE 16

ESTOPPEL, ATTORNMENT AND SUBORDINATION

16.1	Estoppel Certificate.

At any time during the Lease Term, within ten (10) days after request therefore by Lessor, Lessee shall execute and deliver to Lessor an estoppel certificate which shall be substantially in the form of Exhibit H attached hereto and made a part hereof (or such other form as may be required by any mortgagee or prospective mortgagee or purchaser of the Project or any portion thereof) and which shall contain such other information reasonably requested by Lessor or any such mortgagee or purchaser along with any such changes made by Lessee to correct any inaccuracies in such estoppel certificate.  Lessee’s failure to deliver such statement in time shall constitute an acknowledgment by Lessee that the statements included in the estoppel certificate are true and correct, without exception.

16.2	Financial Statement.

Unless Lessee is a publicly held company whose stock is regularly traded on a national stock exchange and whose quarterly and annual reports are available to the public, within ten (10) days following Lessor’s written request therefor, Lessee shall deliver to Lessor, the annual and quarterly financial statements of Lessee (and any Guarantors) for the most recent fiscal year and quarter, which financial statements shall be prepared in accordance with generally accepted accounting principles (“GAAP”) (or in accordance with a method other than GAAP, provided that such financial statements fully and accurately reflect the financial condition of Lessee (or Guarantor, as the case may be), and the actual method of preparation is fully disclosed in writing), certified as to accuracy and completeness by Lessee’s chief financial officer (in the case of any Guarantor, certified by the Guarantor’s chief financial officer, or by Guarantor personally, if Guarantor is an individual).

16.3	Subordination.

This Lease is subject and subordinate to all present and future ground or underlying leases of the Project or any portion thereof, and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project or any portion thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors or underlying leases, require in writing that this Lease be superior thereto.  If requested by Lessor's mortgagee or any future mortgagee, Lessee shall execute and deliver to Lessor a Subordination, Non-Disturbance and Attornment Agreement, substantially in the form of Exhibit H attached hereto and made a part hereof confirming the terms of the subordination of this Lease to the interest of the existing holder of mortgage or deed of trust encumbering the Project.  Lessee covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or trust deed or, to attorn, without any deductions or setoffs whatsoever, to the purchaser upon any such foreclosure sale upon any such termination if so requested to do so by such purchaser, and to recognize such purchaser, as the lessor under this Lease.  Lessee shall, within ten (10) days of request by Lessor, execute such further instruments or assurances as Lessor or any  mortgagee may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any mortgages, trust deeds, ground leases or underlying lease.

ARTICLE 17

DEFAULTS; REMEDIES

17.1	Events of Default by Lessee.

The occurrence of any of the following events shall constitute an “Event of Default” on the part of Lessee without notice from Lessor unless otherwise provided:

(a)Abandonment.  Abandonment of the Premises as abandonment is defined in Section 1951.3 of the California Civil Code, and fails to pay Rent as and when due;

(b)Payment.  Except as provided in subparagraph (f) below, failure to pay any installment of Base Rent, Expense Rent, Additional Rent or other monies due and payable hereunder as Rent upon the date when said payment is due, provided, however that the first two (2) times in any period of twelve (12) consecutive months, there shall be no Event of Default unless such failure continues beyond a period of five (5) days after delivery of written notice from Lessor.

(c)Performance.  Default in the performance of any of Lessee’s covenants, agreements or obligations hereunder (except default in the payment of Rent), where such default continues for thirty (30) days after written notice thereof from Lessor; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Lessee shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; it becomes due, so long as Lessor does not terminate Lessee’s right to possession.  Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession.  At any time subsequent to vacation or abandonment of the Premises by Lessee, Lessor may give notice of termination and shall thereafter have all of the rights set forth in Article 17.2 (b) through (f) below.

(d)Assignment.  A general assignment by Lessee for the benefit of creditors.

(e)Bankruptcy.  The filing of a voluntary petition by Lessee, or the filing of an involuntary petition by any of Lessee’s creditors seeking the rehabilitation, liquidation or reorganization of Lessee under any law relating to bankruptcy, insolvency or other relief of debtors and not removed within ninety (90) days of filing.

(f)Chronic Delinquency.  Lessee’s failure to make any payment of Rent under this Lease as and when the same is required to be paid, if Lessee has received two (2) or more notices of default from Lessor with respect thereto at any time within the preceding twelve (12) month period, irrespective of whether any such default was cured prior to or after becoming an Event of Default.

(g)[INTENTIONALLY DELETED]

(h)Insolvency or Dissolution.  Lessee shall become insolvent or unable to pay its debts, or shall fail generally to pay its debts as they become due; or any court shall enter a decree or order directing the winding up or liquidation of Lessee or of substantially all of its assets; or Lessee shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; and,

(i)Attachment.  Attachment, execution or other judicial seizure of substantially all of Lessee’s assets or the Premises or any interest of Lessee under this Lease.

Lessee agrees that any notice of and Event of Default described above, including any Notice required in order for Lessor to commence an unlawful detainer proceeding, shall replace and satisfy any statutory notice requirement, including any notices required by California Code of Civil Procedure §1161.  When a statute requires service of a notice in a particular manner, service of such notice in the manner required by this Lease shall replace and satisfy the statutory service of notice procedures, including those required by California Code of Civil Procedure §1162.

17.2Lessor’s Remedies.

If an Event of Default shall occur, at any time thereafter and without limiting Lessor in the exercise of any other right or remedy at law or in equity, Lessor may elect any of the following remedies:

(a)Continuation of Lease.  Notwithstanding Lessee’s breach of the Lease and abandonment of the Premises, Lessor may continue the Lease in full force and effect and enforce all of the Lessor’s rights and remedies under the Lease, as provided by California Civil Code section 1951.4, including the right to recover rent as it becomes due, so long as Lessor does not terminate Lessee’s right to possession the following provision from such California Civil Code Section is hereby repeated:  "The lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations)." Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession.  At any time subsequent to vacation or abandonment of the Premises by Lessee, Lessor may give notice of termination and shall thereafter have all of the rights set forth in Article 17.2 (b) below.

(b)Termination.  So long as the default continues, Lessor shall have the right to terminate this Lease by written notice to Lessee.

(c)Possession.  Following termination of the Lease under Article 17.2(b) and without prejudice to any other remedies Lessor may have by reason of Lessee’s default or of such termination, Lessor may then or at anytime thereafter:  (i) peaceably re-enter the Premises, or any part thereof, upon voluntary surrender by Lessee or expel or remove Lessee therefrom and any other persons occupying them, using such legal proceedings as are then available; (ii) repossess and enjoy the Premises; or relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom, store such personal property at Lessee’s expense and sell such property and apply the proceeds therefrom pursuant to applicable California law, all as attorney-in-fact for Lessee.

(d)Recovery.  Following termination under Article 17.2(b) above, Lessor shall have all the rights and remedies to recover from Lessee damages as provided by California Civil Code Section 1951.2 (or any successor law) including without limitation: (i) the worth at the time of the award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of the award exceeds the amount of such Rent loss that Lessee proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss Lessee proves could be reasonably avoided; (iv) any other amount necessary to compensate Lessor for all detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (v) at Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.  The “worth at the time of the award” of the amounts referred to in (i) and (ii) are computed by allowing interest at the Interest Rate applicable to the time of award.  The “worth at the time of the award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).  Lessee waives any rights of redemption or relief from forfeiture under California Civil Code Section 3275 and California Code of Civil Procedure Sections 1174 and 1179, or under any other applicable present or future Law if Lessee is evicted or Lessor terminates Lessee’s right to possession of the Premises by reason of any Event of Default.  Lessee waives California Civil Code Section 1945 pertaining to the renewal of a lease by acceptance of rent.

(e)Additional Remedies.  In addition to the foregoing remedies, so long as this Lease is not terminated, Lessor shall have the right to remedy any Event of Default of Lessee, to maintain or improve the Premises without terminating the Lease, to incur expenses on behalf of Lessee in seeking a new subtenant or to cause a receiver to be appointed to administer the Premises and new or existing subleases, and to add to the Rent payable hereunder all of Lessor’s reasonable costs in doing so, with interest at the maximum rate set by statute.  Lessor may pursue any and all other remedies available to Lessor at law or in equity, by statute or otherwise.

(f)Other Breaches.  If Lessee causes or threatens a breach of any of the covenants, agreements, terms or conditions contained in this Lease, Lessor shall be entitled to retain all sums held by Lessor for Lessee’s account or in any account provided for herein to enjoin such breach or threatened breach, and to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease.

(g)Cumulative.  Each right and remedy of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.  The exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease, now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

(h)No Waiver.  Notwithstanding anything to the contrary contained herein, no failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach shall constitute a waiver of any such breach or of any such term.  Efforts by Lessor to mitigate the damages caused by Lessee’s breach of this Lease shall not be construed to be a waiver of Lessor’s right to recover damages under this Article 17.  Nothing in this Article 17 affects the right of Lessor to be indemnified and/or held harmless by Lessee in accordance with the provisions of this Lease for liability arising prior to the termination of this Lease.

ARTICLE 18

LESSOR’S RIGHT TO CURE DEFAULT; PAYMENTS BY LESSEE

18.1	Lessor’s Cure.

All covenants and agreements to be kept or performed by Lessee under this Lease shall be performed by Lessee at Lessee’s sole cost and expense and without any reduction of Rent.  If Lessee shall fail to perform any of its obligations under this Lease, Lessor may, but shall not be obligated to, make any such payment or perform any such act on Lessee’s part without waiving its right based upon any default of Lessee and without releasing Lessee from any obligations hereunder.

18.2	Lessee’s Reimbursement.

Except as may be specifically provided to the contrary in this Lease, Lessee shall, within fifteen (15) days after delivery by Lessor to Lessee of statements therefore, pay to Lessor the following, as Additional Rent, together with interest at the Interest Rate: (i) sums equal to expenditures reasonably made and obligations incurred by Lessor in connection with the remedying by Lessor of Lessee’s defaults pursuant to the provisions of Article 19.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 9 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Lessor in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Lessor under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended.  Lessee’s obligations under this Article 18.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 19

GRAPHICS

19.1	General.

Lessor, at Lessor’s cost, shall provide identification of Lessee’s name and suite numerals at the main entrance door to the Premises.  All graphics of Lessee visible in or from public corridors or the exterior of the Premises or Project shall be subject to Lessor’s prior written approval and consistent with the graphic standards established for the Project by Lessor.  Upon the expiration or earlier termination of this Lease, Lessee shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage caused by such removal.

19.2	Building Directory.

At Lessor’s cost, Lessee shall be entitled to its proportionate share of lines on the office building directory to display Lessee’s name and location in the Project.

19.3	Prohibited Signage and Other Items.

Lessee may not install any signs on the exterior or roof of the Building or the common areas of the Project.  Any signs, banners, flags, window coverings, or blinds (even if the same are located behind the Lessor approved window coverings for the Building), or other items visible from the exterior of the Premises are subject to the prior approval of Lessor, in its sole discretion.

ARTICLE 20

PARKING RIGHTS

20.1	General Use of Parking Facility.

Subject to the Project Rules, Lessee shall be entitled to park on an unreserved basis, Permitted Size Vehicles (as that term is hereinafter defined) in parking spaces located in the Parking Facility during the Lease Term, at Lessor's then regular parking charges.  All parking spaces shall be used for parking by vehicles no larger than full-size passenger vehicles, including pickup trucks and small and mid-size sports utility vehicles, herein collectively called “Permitted Size Vehicles.”  Vehicles other than Permitted Size Vehicles shall be parked and loaded or unloaded as reasonably directed by Lessor and in accordance with the Project Rules.  Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities, and no overnight parking shall be permitted.  If Lessee permits or allows any of the prohibited vehicular activities described in this Lease or in any Project Rules then in effect, Lessor shall have the right, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, which cost shall be payable within thirty (30) days of demand by Lessor.  No disposal of any Hazardous Substances, including, without limitation motor oil or fuel, shall be allowed or performed in the Parking Facility.

20.2	No Policing of Parking Facility by Lessor.

Lessee acknowledges that Lessor does not provide any policing or reconnaissance services associated with the Parking Facility and that Lessee is delegated the sole responsibility for employee safety for access to and from the Premises and the parking of motor vehicles in the Parking Facility.  Neither Lessor nor any of Lessor’s employees, agents or representatives shall have any liability or responsibility to Lessee or any other party parking in the Parking Facility for any loss or damage that may be occasioned by or may arise out of such parking, including, without limitation, loss or damage to property or damage or injury to person or property from any cause whatsoever, other than to the extent arising from the gross negligence or willful misconduct of Lessor or any of Lessor’s employees, agents or representatives.  Lessee, in consideration of the parking privileges hereby conferred on Lessee, waives, any and all liabilities against Lessor and any of Lessor’s employees, agents and representatives, by reason of occurrences in the Parking Facility and the driveway access and entrances thereto, other than to the extent arising from the gross negligence or willful misconduct of Lessor or any of Lessor’s employees, agents or representatives

ARTICLE 21

MISCELLANEOUS PROVISIONS

21.1	Terms.

The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or other entities or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

21.2Binding Effect.

Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Lessor and of Lessee, but also of their respective successors or assigns; provided this clause shall not be construed to permit any assignment by Lessee contrary to the provisions of Article 13 of this Lease.

21.3Authorization.

If Lessee executes this Lease as a corporation, limited liability company or partnership, then Lessee and the persons executing this Lease on behalf of Lessee represent and warrant that Lessee is duly qualified to do business in California and that the individuals executing this Lease on Lessee’s behalf are duly authorized to execute and deliver this Lease on its behalf, which in the case of a corporation shall be in accordance with a duly adopted resolution of the board of directors of Lessee, a copy of which is to be delivered to Lessor on execution hereof, which in the case of a limited liability company, shall be in accordance with Lessee’s operating agreement and amendments thereto, if any, copies of which are to be delivered to Lessor upon request, and which in the case of a partnership, shall be in accordance with Lessee’s partnership agreement and amendments thereto, if any, copies of which are to be delivered to Lessor upon request.

21.4Accord and Satisfaction.

No payment by Lessee or receipt by Lessor of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

21.5Peaceful Enjoyment.

Subject to the other terms hereof, Lessee shall and may peacefully have, hold and enjoy the Premises, provided that Lessee pays the Rent and other sums herein to be paid by Lessee and performs all of Lessee’s covenants and agreements contained herein.  It is understood and agreed that this covenant and any and all other covenants of Lessor contained in this Lease shall be binding upon Lessor and its successors only with respect to breaches occurring when Lessor has an ownership interest in the Project, and shall be binding on Lessor’s successors only with respect to breaches occurring when such successors have an ownership interest in the Project.

21.6Limitation of Lessor’s Liability.

The obligations of Lessor under this Lease shall not constitute personal obligations of the partners, directors, members, officers or shareholders of Lessor, and Lessee shall look solely to the real estate that is the subject of this Lease and to no other assets of Lessor for satisfaction of any liability in respect of this Lease and shall not seek recourse against the partners, directors, members, officers or shareholders of Lessor or any of their personal assets for such satisfaction.

21.7Time, Calendar Year; Calendar Days.

Time is of the essence in the performance of all obligations under this Lease.  As used in this Lease, the term “calendar year” shall mean January 1 through December 31.  Except as otherwise expressly provided herein, all references to days in this Lease shall mean calendar days, not working or business days; provided, however, that if a certain date falls on a weekend or holiday, the next business day shall be substituted for the applicable date.  Reference to “business days” shall be to any day from Monday through Friday, excluding Holidays.

21.8Severability.

If any term or provision of this Lease, or the application thereof to any person or circumstance, the deletion of which shall not adversely affect the receipt of any material benefit of Lessor or Lessee, shall be invalid, void or unenforceable to any extent, the remainder of this Lease, and the application of such terms or provisions to other persons or circumstances, shall not be affected, impaired or invalidated thereby and shall be enforced to the greatest extent permitted by law.

21.9Jury Trial: Attorney’s Fees.

IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY.  If any dispute arises between the parties hereto concerning the breach, enforcement or interpretation of any provision of this Lease, then the party not prevailing in such dispute shall pay any and all court costs, reasonable attorney and expert witness fees and disbursements, and all other costs and expenses incurred by the other party on account thereof, including those incurred in connection with any matters on appeal.  Any such fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

21.10Applicable Law.

This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of California.

21.11Submission of Lease.

The submission of this document for examination and negotiation neither constitutes an offer to lease, nor acceptance of an offer, nor a reservation of, nor option for leasing the Premises.  This document shall become effective and binding only upon execution and delivery by Lessor.  No act or omission of any employee or agent of Lessor or of Lessor’s broker or managing agent shall alter, change or modify any of the provisions hereof.

21.12No Nuisance.

Lessee shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Lessor in its operation of the Building.

21.13Broker.

Lessee warrants that it has had no dealings with any real estate broker or agent other than the brokers set forth in Item 11 of the Summary (“Brokers”) in connection with the negotiation of this Lease, and that it knows of no other real estate broker or agent other than Brokers, who may be entitled to any commission or finder’s fee in connection with this Lease.  Lessee hereby indemnifies, defends, protects and holds Lessor harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses with respect to any leasing commission or equivalent compensation alleged to be owing on account of Lessee’s dealings with any real estate broker or agent other than Brokers.  Lessor shall pay the Brokers in full for their work in connection with the negotiation of this Lease pursuant to a separate agreement between such Brokers and Lessor.

21.14Modification for Lender.

If, in connection with obtaining construction, interim or permanent financing for the Project, the lender or shall request reasonable modifications in this Lease as a condition to such financing, Lessee will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Lessee hereunder or materially adversely affect the leasehold interest hereby created or reduce or limit Lessee’s rights hereunder.

21.15Entry.

Lessor, its agents and representatives, shall have the right to enter the Premises to (i) make such repairs, alterations, improvements and additions to the Premises or to the Project or to any equipment located in the Premises or the Project as Lessor shall desire or deem necessary or as Lessor may be required to do by governmental or quasi-governmental authority or court order or decree, (ii) inspect the Premises in order to confirm that Lessee is complying with all of the terms and conditions of this Lease and with the Project Rules, (iii) perform such work as may be permitted or required under this Lease, (iv) to show the Premises to prospective purchasers, lenders, or tenants, (v) post such notices as may be permitted or required by Law, and (vi) for any other purpose as Lessor may deem necessary or desirable.  Lessee shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.  Except for entry to the Premises in the event of an emergency or to provide other regularly scheduled Building services, Lessor shall give Lessee reasonable advance notice of Lessor’s intent to enter the Premises (with 24-hours’ advance notice being deemed reasonable for non-emergency access), and shall, as a general matter, limit its entry to the Premises to Building Hours.  Lessor shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises, and in cases of emergency Lessor shall have the right to use any and all means which Lessor may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by any such means shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Lessee from any part of the Premises.

21.16Recording.

Neither Lessor nor Lessee may record this Lease nor a short form memorandum thereof.

21.17No Merger.

The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and at the option of Lessor shall terminate all or any existing assignments, subleases or sub-tenancies, or at the option of Lessor may operate as an assignment to it of any or all such assignments, subleases or sub-tenancies.

21.18Amendment.

Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless in writing and executed and delivered by Lessor and Lessee.

21.19Financing.

Lessee shall not execute any document purporting to affect the Premises or any other property of which the Premises are a part, including, without limitation, any financing statement, without prior written consent of Lessor.

21.20No Warranty.

In executing and delivering this Lease, Lessee has not relied on any representation including, but not limited to, any representation whatsoever as to the amount of any item comprising Rent or the amount of Rent in the aggregate or that Lessor is furnishing the same services to other Lessees, at all, on the same level or on the same basis or any warranty or any statement of Lessor which is not set forth herein or in one or more of the exhibits attached hereto.

21.21Right to Lease.

Lessor reserves the absolute right to enter into such other tenancies in the Project as Lessor in its sole discretion shall determine, and Lessee is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

21.22Entire Agreement.

It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Lessor to Lessee with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  This Lease and any side letter or separate agreement executed by Lessor and Lessee in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

21.23Force Majeure.

Notwithstanding anything to the contrary contained in this Lease, Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, “Force Majeure”) shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by Force Majeure.  Under no circumstances shall a party's inability to pay any monetary obligation of that party be deemed to be Force Majeure.

21.24Waiver of Redemption.

Lessee hereby waives for Lessee and for all those claiming under Lessee all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, any right to reclaim or redeem occupancy of the Premises after any termination of this Lease.

21.25Joint and Several.

If there is more than one Lessee, the obligations imposed upon Lessee under this Lease shall be joint and several.

21.26Notices.

All notices, demands, statements, approvals or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Lessee at the appropriate address set forth in Item 5 of the Summary, or to such other place as Lessee may from time to time designate in a Notice to Lessor; or (ii) to Lessor at the addresses set forth in Item 3 of the Summary, or to such other firm or to other place as Lessor may from time to time designate in a Notice to Lessee.  Any Notice will be deemed given on the date it is deemed received as provided in this Article 21.26 or upon the date personal delivery is made or attempted to be made.  If Lessee is notified in writing of the identity and address of Lessor’s mortgagee or ground or underlying lessor, Lessee shall give to such mortgagee or ground or underlying lessor written notice of any default by Lessor under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Lessee’s exercising any remedy available to Lessee.

21.27Independent Covenants.

This Lease shall be construed as though the covenants herein between Lessor and Lessee, including without limitation Lessee's obligation to pay Rent, are independent and not dependent on the performance of the obligations of the other party, and Lessee hereby expressly waives the benefit of any statute to the contrary and agrees that if Lessor fails to perform its obligations set forth herein, Lessee shall not be entitled to make any repairs or perform any acts hereunder at Lessor’s expense or to any set-off of the Rent or other amounts owing hereunder against Lessor; provided, however, that the foregoing shall in no way impair the right of Lessee to commence a separate action against Lessor for any violation by Lessor of the provisions hereof so long as notice is first given to Lessor and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Lessee has theretofore been notified, and an opportunity is granted to Lessor and such holder to correct such violations as provided above.

21.28Project Name and Signage.

Lessor shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project as Lessor may, in Lessor’s sole discretion, desire.

21.29No Discrimination.

Lessee covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Lessee, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use or employment of the Premises, nor shall Lessee itself, or any person claiming under or through Lessee, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or vendees in the Premises.

21.30Confidentiality.

Lessee and Lessor acknowledge and agree that the terms of this Lease and any related documents are confidential and constitute proprietary information of Lessee and Lessor.  Both parties shall keep such information strictly confidential and shall not disclose such information to any person or entity other than their respective financial, legal, brokerage and space planning associates or as may be required by law.  In no event shall either party or their respective agents, employees or contractors, issue a press release (unless required by law to do so) regarding this transaction without the express prior written consent of the other which may be given or withheld by such party in its sole discretion.

[Signatures on Following Page]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed the day and date first above written.

“LESSOR”

BPG ROCK WESTLAKE, LLC

a Delaware limited liability company

By:Barker Pacific Group, Inc.,
a Delaware Corporation
Authorized Manager

By:   /s/ Michael D. Barker

Michael D. Barker

Managing Director

“LESSEE:”

Atara Biotherapeutics, Inc.
a Delaware corporation

By:   /s/ Isaac C. Ciechanover

Its:       CEO                          _

EXHIBIT A

4360 Park Terrace Drive,

Westlake Village, CA 91361

OUTLINE OF FLOOR PLAN OF PREMISES

                                                                     See attached.

Exhibit A ─ Page 1

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SUITE #140
SUITE #150
SUITE #160
SUITE #100
STAIR-1
STAIR-2
STAIR-3
ELEV.
TELEPHONE ROOM
ELEC. ROOM
JAN. CLOS.
TRANSACTION WINDOW
UP

SUITE #100

2

EXHIBIT B

4330-4360 Park Terrace Drive,

Westlake Village, CA 91361

PROJECT LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

ALL OF LOTS 5 AND 8 OF TRACT 43744, IN THE CITY OF WESTLAKE VILLAGE, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1100, PAGES 11 THROUGH 14 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED MORE PARTICULARLY AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID LOT 5, THENCE ALONG THE SOUTHERLY LINE OF SAID LOTS 5 AND 8.

1ST - NORTH 86 DEGREES 44 MINUTES 54 SECONDS EAST, 617.91 FEET TO THE SOUTHEAST CORNER OF SAID LOT 8; THENCE ALONG THE EAST LINE OF SAID LOT 8.

2ND - NORTH 4 DEGREES 46 MINUTES 26 SECONDS WEST, 148.32 FEET TO THE BEGINNING OF A TANGENT CURVE, CONCAVE SOUTHWESTERLY AND HAVING A RADIUS OF 30.00 FEET; THENCE

3RD - NORTHERLY AND WESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 88 DEGREES 28 MINUTES 40 SECONDS AN ARC LENGTH OF 46.83 FEET TO A POINT IN THE NORTHERLY LINE OF SAID LOT 8; THENCE ALONG THE NORTHERLY LINE OF SAID LOTS 8 AND 5.

4TH - SOUTH 86 DEGREES 44 MINUTES 54 SECONDS WEST 553.98 FEET TO THE BEGINNING OF A TANGENT CURVE, CONCAVE SOUTHEASTERLY AND HAVING A RADIUS OF 30.00 FEET; THENCE

5TH - WESTERLY AND SOUTHERLY ALONG SAID LAST MENTIONED CURVE THROUGH A CENTRAL ANGLE OF 90 DEGREES 00 MINUTES 00 SECONDS AN ARC LENGTH OF 47.12 FEET TO A POINT IN THE WESTERLY LINE OF SAID LOT 5; THENCE ALONG SAID WESTERLY LINE OF LOT 5.

6TH - SOUTH 3 DEGREES 15 MINUTES 06 SECONDS EAST 147.47 FEET TO THE POINT OF BEGINNING OF THIS DESCRIPTION, AS DISCLOSED BY A CERTIFICATE OF COMPLIANCE RECORDED SEPTEMBER 16, 1988 AS INSTRUMENT NO. 88-1492596.

EXCEPT THEREFROM ALL THE OIL, GAS AND OTHER HYDROCARBON SUBSTANCES LYING BELOW A DEPTH OF 500 FEET MEASURED VERTICALLY, FROM THE SURFACE OF SAID LAND WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF SAID LAND NOR INTO THAT PORTION OF THE SUBSURFACE THEREOF LYING ABOVE A DEPTH OF 500 FEET, MEASURED VERTICALLY FROM SAID SURFACE, AS GRANTED AMERICAN-HAWAIIAN STEAMSHIP COMPANY, BY DEED RECORDED APRIL 5, 1966 IN BOOK D-3261, PAGE 937, OFFICIAL RECORDS.

PARCEL 2:

ALL OF LOTS 6 AND 7 OF TRACT 43744, IN THE CITY OF WESTLAKE VILLAGE, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1110, PAGES 11 THROUGH 14, INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED MORE PARTICULARLY AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF SAID LOT 6; THENCE ALONG THE WESTERLY LINE OF SAID LOT 6.

1ST - SOUTH 3 DEGREES 15 MINUTES 06 SECONDS EAST 152.90 FEET TO THE BEGINNING OF A TANGENT CURVE, CONCAVE NORTHEASTERLY AND HAVING A RADIUS OF 30.00 FEET; THENCE

2ND - SOUTHERLY AND EASTERLY ALONG SAID LAST MENTIONED CURVE THROUGH A CENTRAL ANGLE OF 80 DEGREES 23 MINUTES 08 SECONDS, AN ARC LENGTH OF 42.09 FEET TO A POINT OF REVERSE CURVE, CONCAVE SOUTHERLY AND HAVING A RADIUS OF 300.00 FEET; A RADIAL BEARING TO SAID POINT OF REVERSE CURVE BEARS NORTH 6 DEGREES 21 MINUTES 46 SECONDS EAST; THENCE

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3RD - SOUTHEASTERLY ALONG SAID LAST MENTIONED CURVE THROUGH A CENTRAL ANGLE OF 9 DEGREES 13 MINUTES 25 SECONDS AN ARC LENGTH OF 48.29 FEET; THENCE

4TH - SOUTH 74 DEGREES 24 MINUTES 49 SECONDS EAST, 228.42 FEET TO THE BEGINNING OF A TANGENT CURVE, CONCAVE NORTHWESTERLY AND HAVING A RADIUS OF 250.00 FEET; THENCE

5TH - EASTERLY AND NORTHERLY ALONG SAID LAST MENTIONED CURVE THROUGH A CENTRAL ANGLE OF 110 DEGREES 21 MINUTES 37 SECONDS AN ARC LENGTH OF 481.54 FEET; THENCE

6TH - NORTH 4 DEGREES 46 MINUTES 26 SECONDS WEST, 24.85 FEET TO THE NORTHEAST CORNER OF SAID LOT 7; THENCE ALONG THE NORTHERLY LINE OF SAID LOTS 7 AND 6.

7TH - SOUTH 86 DEGREES 44 MINUTES 54 SECONDS WEST, 617.91 FEET TO THE POINT OF BEGINNING OF THIS DESCRIPTION AS DISCLOSED BY A CERTIFICATE OF COMPLIANCE RECORDED SEPTEMBER 16, 1988 AS INSTRUMENT NO. 88-1492596.

EXCEPT THEREFROM ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES LYING BELOW A DEPTH OF 500 FEET MEASURED VERTICALLY, FROM THE SURFACE OF SAID LAND WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF SAID LAND NOR INTO THAT PORTION OF THE SUBSURFACE THEREOF LYING ABOVE A DEPTH OF 500 FEET, MEASURED VERTICALLY FROM SAID SURFACE, AS GRANTED TO AMERICAN-HAWAIIAN STEAMSHIP COMPANY, BY DEED RECORDED APRIL 5, 1966, IN BOOK D-3261 PAGE 937, OFFICIAL RECORDS.

PARCEL 3:

A NON-EXCLUSIVE EASEMENT FOR PARKING, INGRESS AND EGRESS, ALONG WITH THE RIGHT TO 60 PARKING SPACES LOCATED AT THE LAND DESCRIBED AS LOT 9 OF TRACT 43744, IN THE CITY OF WESTLAKE VILLAGE, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1110, PAGES 11 THROUGH 14, INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, AS CONTAINED IN THAT CERTAIN DOCUMENT ENTITLED “GRANT OF EASEMENTS AND AGREEMENT (PARKING)”, DATED AS OF MARCH 10, 1999 AND RECORDED ON JUNE 29, 1999 AS INSTRUMENT NO. 99-1191100, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO GRANT OF EASEMENTS AND AGREEMENT (PARKING) DATED AS OF OCTOBER 29, 2008 AND RECORDED ON JANUARY 7, 2009 AS INSTRUMENT NO. 200090021387, AND AS FURTHER AMENDED BY THAT CERTAIN SECOND AMENDMENT TO GRANT OF EASEMENTS AND AGREEMENT (PARKING) DATED AS OF NOVEMBER 14, 2013 AND RECORDED ON DECEMBER 6, 2013 AS INSTRUMENT NO.

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EXHIBIT C

WORK LETTER

Lessor will perform, at its sole cost and expense, the work described in this Exhibit C (the “Lessee Improvements”), and shall deliver the Premises to Lessee with the Lessee Improvements Substantially Complete (as such term is defined below),.  Concurrently with the execution of the Lease, Lessor and Lessee have approved a schematic plan showing the general location and scope of the Lessee Improvements (the “Space Plan”).  A true and correct copy of the Space Plan is attached hereto as Exhibit D to the Lease and is incorporated herein by this reference.  In the event of any conflict or inconsistency between the terms of this Exhibit C and the Space Plan, the terms of this Exhibit C shall control.  “Substantially Complete” shall mean that (i) the Lessee Improvements shall be materially complete in accordance with the Space Plan, subject to customary punch list items, as certified by Lessor, and (ii) the applicable governmental authority has issued a certificate of occupancy allowing Lessee’s full occupancy of the Premises.

By its execution of the Lease, Lessee hereby authorizes Lessor to perform and commence the Lessee Improvements through contractors selected and under the supervision and control of Lessor.

1.	Lessor to shampoo existing carpet.
2.	Lessee to select and Lessor to provide new paint per Building Standard.
3.	Replace damaged or stained ceiling tiles and light lenses.
4.	Voice and data conduit to the Premises and a phone board in the Premises.
5.	All plumbing, electrical and mechanical systems shall be in proper working order.
6.	All doors in the space shall be cleaned and have scratches removed, to the extent such repair is possible.
7.	All mini blinds should be operable and cleaned.
8.

All furniture located on the Premises on the date hereof shall remain on the Premises and shall be cleaned to the extent possible.   Lessor agrees to convey title to all furniture at no cost to Lessee and further agrees to allow Lessee to abandon the furniture on the Premises at the end of the Lease term at no additional charge to Lessee.

9.

If and to the extent any of Lessee Improvements triggers a requirement to make improvements, modifications or upgrades to any Common Areas within the path of travel for ingress and egress to the Building and/or access to the floor on which the Premises are located to comply with any state or local statutes, regulations or ordinances governing handicap access (and implementing the Federal law commonly known as the Americans with Disabilities Act) (the “ADA Code Compliance Improvements”), Lessor shall be solely responsible for the cost of the ADA Code Compliance Improvements.

As used herein, the term “Building Standard” refers to the materials maintained in stock by Lessor for use in the improvements of tenant space in the Building.  Lessor shall correct and complete punch list items, if any, promptly after written notice from Lessee given within thirty (30) days following the Commencement Date.

Lessor has in good faith obtained cost estimates from third party contractors selected by Lessor  for the cost to complete Lessor’s Work and, absent any Lessee Delays or changes requested by Lessee to the scope of work

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contemplated by the Space Plan, Lessor will complete Lessor’s Work at Lessor’s sole cost and expense.  To the extent that such matters are reasonably within Lessor’s control, Lessor shall not use substitute materials for any materials stipulated in the Space Plan without the prior written consent of Lessee.

In the event of any Lessee Delays (as that term is hereinafter defined), the Lease Commencement Date shall be determined as of the date the Lessee Improvements would have been completed without delays attributable to Lessee Delays.  As used herein, the term “Lessee Delays” shall mean any delay that Lessor may encounter in the performance of Lessor’s obligations under this Exhibit C or the Lease to install and/or perform the Lessee Improvements solely because of any act or omission of any nature by Lessee or its agents, including, without limitation, delays resulting from changes in or additions to the scope of the Lessee Improvements; delays due to the failure to promptly give authorizations or approvals required to enable Lessor to proceed with any work; or delays due to the postponement of any Lessee Improvements at the request of Lessee.

Lessor shall have the right to cease all work in the event the number of days attributable to Lessee Delays exceeds the aggregate of twenty (20) days, unless Lessee gives unconditional approval to all of the Lessee Improvements in a manner requested by Lessor to allow Lessor to proceed with the immediate construction of the improvements.  The failure of Lessee to provide such unconditional approval within three (3) business days after written demand therefor from Lessor shall constitute a non-curable Event of Default under the Lease.

IN WITNESS WHEREOF, the parties have executed this Work Letter as of this 15 day of ___Jan______, 2015.

“LESSOR”

BPG ROCK WESTLAKE, LLC

a Delaware limited liability company

By:Barker Pacific Group, Inc.,
a Delaware Corporation
Authorized Manager

By: /s/ Michael D. Barker

Michael D. Barker

Managing Director

“LESSEE” Atara Biotherapeutics, Inc. a Delaware corporation By:__/s/ Isaac Ciechanover_____________________ Its:____CEO____________________

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EXHIBIT D

4360 Park Terrace Drive,

Westlake Village, CA 91361

LESSEE SPACE PLAN

See attached.

Exhibit D ─ Page 1

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UP
STAIR-3
OFF.-9
OFF.-8
ELEC.
ROOM
BREAK
LG.
CONF.
OPEN
BULLPEN
OFF.-7
SM.
CONF.
STAIR-2
OFF.-6
RECEPT.
OFF.-1
OFF.-2
OFF.-3
OFF.-4
OFF.-5
WAITING

±4,843 R.S.F.

NORTH

ATARA
4360 PARK TERRACE DR., #100
SPACE PLAN

SCALE: NTS NOVEMBER 26, 2014

0' 2' 4' 8' 16'

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EXHIBIT E

4360 Park Terrace Drive,

Westlake Village, CA 91361

NOTICE OF LEASE TERM DATES

Re:

Office Lease dated ________________, between BPG Rock Westlake, LLC, a Delaware limited liability company, Lessor, and Atara Biotherapeutics, Inc., a Delaware corporation, Lessee, concerning Suite _____ located at 4360 Park Terrace Drive, Westlake Village, CA 91361.

In accordance with the subject Lease, this Notice will confirm the following:

1.	The Premises have been accepted by Lessee as being substantially complete in accordance with the Lease and there is no deficiency in construction.
2.

Lessee has possession of the Premises and acknowledges that under the provisions of the Lease, the term of said Lease commenced as of ___________, 201__ for a term of ______ (___) full calendar months ending on ___________________, 201__.

3.	In accordance with the Lease, Rent commenced to accrue on ___________________, 201__.
4.

If the commencement date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Rent is due and payable in advance on the first day of each and every month. Rent checks should be made payable to “BPG Rock Westlake, LLC”, and delivered to:

c/o Barker Pacific Group, Inc.

BPG Rock Westlake, LLC
Three Hamilton Landing, Suite 200
Novato, CA  94949

6.	The number of rentable square feet in the Premises is ____.
7.	Lessee’s Percentage Share is ____%. [carry out three decimals]

LESSOR: BPG ROCK WESTLAKE, LLC a Delaware limited liability company By:Barker Pacific Group, Inc., a Delaware Corporation Authorized Manager By: Michael D. Barker Managing Director Date:	LESSEE: ATARA BIOTHERAPEUTICS, INC., a Delaware corporation By: (Print Name) Date:

Exhibit E ─ Page 1

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EXHIBIT F

4360 Park Terrace Drive,

Westlake Village, CA 91361

RULES, REGULATIONS AND DOG POLICY

Rules and Regulations:

Lessee shall faithfully observe and comply with the following Rules and Regulations.  Lessor shall not be responsible to Lessee for the non-performance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.

1.Lessee shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Lessor’s prior written consent.  Lessee shall bear the cost of any lock changes or repairs required by Lessee.  Two keys will be furnished by Lessor for the Premises, and any additional keys required by Lessee must be obtained from Lessor at a reasonable cost to be established by Lessor.

2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold-backs have been installed.

3.Lessor reserves the right to close and keep locked all entrance and exit doors of the office building during such hours as are customary for comparable buildings in the vicinity of the Project.  Lessee, its employees and agents must be sure that the doors to the office building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Project.  Any Lessee, its employees, agents or any other persons entering or leaving the Project at any time when it is so locked, or any time when it is considered to be after normal business hours for the Project, may be required to sign the security register when so doing.  Access to the Project may be refused unless the person seeking access has proper identification or has made a previous arrangement with regard to the admission to or exclusion from the Project of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Lessor reserves the right to prevent access to the Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4.Lessor shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Project.  Safes and other heavy objects shall, if considered necessary by Lessor, stand on supports of such thickness as is necessary to properly distribute the weight.  Lessor shall not be responsible for loss of or damage to any such safe or property in any case.  All damage done to any part of the Project, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Lessee and any expense of said damage or injury shall be borne by Lessee.

5.No large furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Lessor, and in such manner, in such specific elevator, and between such hours as shall be designated by Lessor.  Lessee shall provide Lessor with not less than 24 hours’ prior notice of the need to utilize an elevator for any such purpose, so as to provide Lessor with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.  In no event shall Lessee’s use of the elevators for any such purpose be permitted during the hours of 8:00 a.m. – 5:00 p.m. Monday through Friday.

6.Lessor shall have the right to control and operate the public portions of the Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Project.

7.The requirements of Lessee will be attended to only upon application at the Office of the Project

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or at such office location designated by Lessor.  Lessee shall not request employees of Lessor to perform any work or do anything outside of their regular duties unless Lessee has received special instructions from Lessor.

8.Lessee shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Lessor or Lessor’s agents to prevent same.

9.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Lessee who, or whose employees or agents, shall have caused it.

10.Lessee shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Lessor’s consent first had and obtained, which consent shall not be unreasonably withheld; provided, however, that Lessee may, without Lessor’s prior consent, place pictures and normal wall hangings on the Premises so long as Lessee repairs any damage resulting therefrom and Lessee restores the Premises to its condition prior to the placement of such items.

11.Except for vending machines rented for the sole use of Lessee’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines, shall be installed, maintained or operated upon the Premises without the written consent of Lessor.

12.Lessee shall not use or keep in or on the Premises or the Project any kerosene, gasoline or other inflammable or combustible fluid or hazardous material.

13.Lessee shall not use any method of heating or air conditioning other than that which may be supplied by Lessor, without the prior written consent of Lessor.

14.Lessee shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

15.Intentionally omitted.

16.No commercial cooking shall be done or permitted by any Lessee on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Lessor and other tenants.

17.Lessor will approve where and how telephone and telegraph wires are to be introduced to the Premises.  No boring or cutting for wires shall be allowed without the consent of Lessor.  The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Lessor.

18.Lessor reserves the right to exclude or expel from the Project any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19.Lessee, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

20.Lessee shall cooperate fully with Lessor to ensure the effective operation of the Project’s heating

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and air conditioning system, and shall refrain from attempting to adjust any controls.

21.Lessee shall store all its trash and garbage within the trash boxes and receptacles provided by Lessor for such purpose.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Los Angeles without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Lessor shall designate.

22.Lessee shall comply with all safety, fire protection and evacuation procedures and regulations established by Lessor or any governmental agency.

23.Lessee shall assume any and all responsibility for protecting the Premises from robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed when the Premises are not occupied.

24.Lessor may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Lessor shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Lessor from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.

25.No awnings or other projection shall be attached to the outside walls of the Project without the prior written consent of Lessor.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Lessor.  All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Lessor.

26.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Lessee, nor shall any bottles, parcels or other articles be placed on the window sills.

27.Food vendors shall be allowed in the Building upon receipt of a written request from the Lessee.  Food vendor shall service only those tenants, which have a written request on file in the Building Management Office.  Under no circumstance shall the food vendor display their products in the public or common area of the Building, including corridors and elevator lobbies.  Any failure to comply with this rule shall result in immediate, permanent withdrawal of the vendor from the Project.

28.Lessees must comply with requests made by the Lessor relative to informing Lessee’s employees of any items of importance affecting them as so deemed by the Lessor.

29.Lessee shall comply with the non-smoking ordinance adopted by any applicable governmental authority.

30.Lessor shall use commercially reasonable efforts to cause observance of these rules and regulations by all tenants of the Building.

Dog Policy:

The ability to bring a dog to the Building is a privilege.  A dog owner is expected to respect the needs and desires of the building owner, other employees, visitors and tenants concerning having a dog in the office.

The dog owner is expected to follow the guidelines below:

1.	The dog must be under control of its owner or on a leash when inside the leased premises and on a leash within any common area corridors/lobby entrances.

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2.	The dog must stay with its owner or designated watcher; other employees may allow occasional visits.
3.	Any dog with fleas or ticks may not be brought into the office.
4.	Owners are responsible to have dogs completely up to date on all immunizations, including rabies, distemper, hepatitis, para-influenza, parvo and bordatella.
5.	Owners should find suitable spots off the building site for relieving their dog during walks. The owner is responsible for clean up of solid waste.
6.

If a dog has an accident inside the Building, the dog owner is responsible for clean up.  After 2 accidents, the dog will not be allowed inside the building until the owner can show that the dog has been through some kind of training program.

7.	Aggressive behavior, loud or repetitive barking, eating human food, or other disruptive behavior or persistent odor is unacceptable.
8.	If any employee has a problem with the dog, he/she should discuss it directly with the dog's owner.

Exhibit F ─ Page 4

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EXHIBIT G

4360 Park Terrace Drive,

Westlake Village, CA 91361

LESSEE ESTOPPEL CERTIFICATE

[Loan No.]

Lessor:  BPG Rock Westlake, LLC, a Delaware limited liability company

Lessee: Atara Biotherapeutics, Inc., a  Delaware corporation

Lease:  , dated:

Amendment(s) (if applicable):  , dated:

Term:   years commencing , and ending

Extension rights (if applicable):

Monthly Rent:  $

Monthly Tax, Insurance and CAM Reimbursement (if applicable):  $_______________

Base year expense stop (if applicable):  $_______________

Property Address:

Leased Premises (suite or unit #, square feet):

Security Deposit (if applicable):  $

Guarantors (if applicable):

The undersigned Lessee does hereby certify to Capital One, N.A. (together with its successors and assigns, “Lender”), as follows:

1.

All the information set forth above is accurate and complete.  The Lease is in full force and effect, has not been modified in any respect, other than as described above, and constitutes the complete agreement between the parties as to the Leased Premises.  There are no other agreements between the parties with respect to the Leased Premises or the Property.  Lessee agrees not to amend or modify the Lease without the prior written consent of Lender.

2.

Lessee has unconditionally accepted and is in possession of and occupying the Leased Premises.  Lessee is open for business.  Monthly rent as set forth above has been paid through ______________________ and all additional rent due under the Lease has been paid through ____________________.  There is no prepaid rent under the Lease other than ________________________.*  Lessee agrees that it shall not prepay any rents under the Lease more than one month from the date when such rents are due.

3.

All obligations of Lessor and Lessee with respect to construction of the Leased Premises and the Property have been fully performed and all construction and move-in allowances owing by Lessor to Lessee (if any) have been fully paid except as follows:  _______________.*  There are no credits, reductions, defenses, free rent, rental concessions or abatements of rent against the payment of rent or other charges under the Lease except as follows:  ____________________.*

4.

No event has occurred that does presently, or would with the passage of time or the giving of notice, or both, constitute a breach or default by either party under the Lease, give rise to a right of termination of the Lease by either party, or give rise to any claims, defenses, offsets or counterclaims against Lessor under the Lease.

5.	Lessee has not assigned, transferred, mortgaged or hypothecated the Lease or any interest therein or subleased all or any portion of the Leased Premises.
6.	Lessee has no purchase options under the Lease or any first refusal rights with respect to the Property or any part thereof, except as follows: ______________________.*
7.	Lessee is not a debtor in any case under bankruptcy or any other insolvency laws.
8.	Other: ______________________________________________________________.

Exhibit G ─ Page 1

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* If none, write “None.”  If not completed, deemed to mean “None.”

Lessee acknowledges that Lender is relying upon the above assurances in connection with providing financing to the Property and/or approving the Lease.

DATED:______________________, 2015.

LESSEEAtara Biotherapeutics, Inc.,

a Delaware corporation

Name:

Its:

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EXHIBIT H

4360 Park Terrace Drive,

Westlake Village, CA 91361

EXTENSION OPTION

Lessor hereby grants to Lessee (and any permitted Transferee) one (1) option to extend the Lease Term (the “Extension Option”) on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for a period of twelve months (12) months (the “Option Term”).  Except as provided in this Exhibit H, Lessee shall have no other rights to extend the Lease Term.  The Extension Option shall be exercised, if at all, by irrevocable and unconditional written notice to Lessor on a date that is no less than six (6) months prior to the date of expiration of the then Lease Term, time being of the essence.  If Lessee fails to give such irrevocable and unconditional written notice of its exercise of the Extension Option during such period, the Extension Option shall thereupon expire of its own terms and without any further action by Lessor or Lessee.

The monthly installment of Base Rent to be paid during the Option Term shall be based on a continuation of the annual Base Rent escalations set forth in this agreement at three-percent (3%) increases per annum. The Base Year shall remain as stated in the Summary.

Notwithstanding anything to the contrary in this Exhibit H, in no event shall Base Rent during the Option Term be less than Base Rent payable during the last full month immediately prior to the Option Term.

Notwithstanding anything to the contrary in this Exhibit H, Tenant may only exercise the Extension Option, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the Extension Option and on the commencement of the Option Term (i) the Lease is in full force and effect, and (ii) an Event of Default is not continuing.  Additionally, the Extension Option is personal to the initial Tenant named herein (i.e., Atara Biotherapeutics, Inc.) and its permitted Transferee and may not be exercised or assigned, voluntarily or involuntarily, by or to, any person or entity other than such initial Tenant named herein or its permitted Transferee.

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EXHIBIT I

4360 Park Terrace Drive,

Westlake Village, CA 91361

RIGHT TO EXPAND

Provided that as of the date of the giving of the Offer Notice (as defined below), (a) Lessee is the Lessee originally named herein, and (b) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both, then Lessor shall hold Suite 120  (“the Expansion Space”) vacant  for Lessee’s right to expand for the sixteen (16) months that immediately follow the date on which Aspyra, LLC vacates such space, (the “Option Window”).  Lessor shall notify promptly Lessee in writing when the Option Window commences. Lessor agrees to make all commercially reasonable efforts to have Aspyra timely vacate the Expansion Space in accordance with the terms of the lease agreement between Lessor and Aspyra, LLC, dated December 8, 2014.

If Lessee elects to exercise its right to expand into the Expansion Space during the Option Window, Lessee’s term on the existing Premises and the Expansion Space will automatically extend for two (2) years in addition to the initial term of the Lease (set forth in Section 7.1 of the Summary) and Lessee agrees to timely execute an amendment evidencing the same. Lessor agrees to lease the Expansion Space to Lessee at the same rate as Tenant’s current Lease at the time such expansion option is exercised by Tenant.  Following Lessee’s election to exercise its right to expand into the Expansion Space, Landlord shall promptly build out the Expansion Space using building standard materials and according to the space plan attached hereto as Appendix 1 (the “Expansion Space Work”).  The Expansion Space Work shall be conducted a Lessor’s sole cost and expense.  Tenant shall commence paying rent on the Expansion Space at the time the Landlord’s Expansion Space Work (as defined below) is Substantially Complete (as such term is defined in Exhibit C). Lessor shall conduct Lessor’s Expansion Space Work, and any work that is incidental to such Lessor’s Expansion Space Work, in compliance with all applicable Laws

If Lessee does not lease the Expansion Space during the Option Window, Lessor will then have the right to market and lease the Expansion Space to third parties at whatever terms Landlord chooses.

Lessee must accept all of the Expansion Space offered by Lessor at any one time if it desires to accept any of the Expansion Space and may not exercise its right with respect to only part of such Expansion Space.

Exhibit I

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APPENDIX 1 to EXHIBIT I

Expansion Space Plan

NEW OFFICE-4
16'-5"x10'-11"
NEW OFFICE-5
10'-0"x12'-4"
NEW OFFICE-6
14'-6"x10'-0"
NEW 30" SIDELIGHT
NEW 30" SIDELIGHT
NEW OFFICE-3
12'-0"x10'-11"
SIDELIGHT NEW 30"
NEW 30" SIDELIGHT
NEW OFFICE-7
11'-1"x12'-3"
ASSIST-1 6'x8'
ASSIST-2 6'x8'
ASSIST-3 6'x8'
ASSIST-4 6'x8'
ASSIST-5 6'x8'
ASSIST-6 6'x8'
NEW OFFICE-2
12'-0"x10'-11"
SIDELIGHT NEW 30"
COL.
NEW CONF
13'-0"x17'-11"
NEW OFFICE-1
12'-0"x10'-11"
SIDELIGHT NEW 30"
SUITE #120 EXPANSION
SUITE #100 EXISTING
EXISTING SUITE #100
EXPANSION SUITE #120
12'-0"
OPENING

NOTE:

The layout, dimensions, and designs depicted in this document are subject to change or modification upon review and approval by the local building official through a formal plan check/permit process. No construction is to commence or be performed based upon this document. Any person or entity that does perform construction from this document assumes full responsibility for all applicable building code compliance.

APPROVED:

TENANT ________________

SIGNATURE ________________

DATE ________________

NORTH

ATARA
CONCEPTUAL SPACE PLAN - ALTERNATE OPT 1
4360 PARK TERRACE SUITE #120

SCALE: NTS

DECEMBER 31, 2014

0' 2' 4' 8' 16'

Exhibit I

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